As filed with the Securities and Exchange Commission on April 26, 1995
                                        Registration No. 033-58497

=================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            -------------------

                                  FORM S-4/A

                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                            --------------------

                          VALLEY NATIONAL BANCORP
           (Exact name of registrant as specified in its charter)
                            --------------------

                                 New Jersey
       (State or other Jurisdiction of Incorporation of Organization)
                            --------------------

                                    6711
          (Primary Standard Industrial Classification Code Number)
                            --------------------

                                 22-2477875
                    (I.R.S. Employer Identification No.)

                              1445 Valley Road
                          Wayne, New Jersey 07470
                                201-305-8800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Gerald H. Lipkin, Chairman & CEO
                          Valley National Bancorp
                              1445 Valley Road
                          Wayne, New Jersey 07470
                                201-305-8800
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                            --------------------

                Please send copies of all communications to:

RONALD H. JANIS, ESQ.                        JOHN J. SPIDI, ESQ.
MICHAEL W. ZELENTY, ESQ.                     Malizia, Spidi, Sloane
Pitney, Hardin, Kipp & Szuch                   & Fisch, P.C.
P.O. Box 1945                                1301 K St., N.W., Suite 700
East Morristown, New Jersey 07962            Washington, D.C. 20005
(201) 966-6300                               (202) 434-4670


               Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1995 (the "Merger Agreement"), between the Registrant, Valley National Bank, Lakeland First Financial Group, Inc. and Lakeland Savings Bank, attached as Annex A to the Proxy Statement/Prospectus.


               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                      CALCULATION OF REGISTRATION FEE
 ====================================================================

 Title of     Amount to    Proposed     Proposed      Amount of
 each class   be           maximum      maximum       registration
 of           registered   offering     aggregate     fee
 securities                price per    offering
 to be                     unit(1)      price(1)
 registered
 --------------------------------------------------------------------

 Common       5,159,338    $23.91       $123,366,752  $42,540
 Stock, No    Shares(2)
 Par Value

 ====================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f)(1) under the Securities Act of 1993 based on the average of the high and low prices for Lakeland First Financial Group, Inc. Common Stock as of April 5, 1995.

(2) The Registrant also registers hereby such additional shares of its Common Stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.


                            ____________________

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

==================================================================

VALLEY NATIONAL BANCORP

                                   PART I


                     INFORMATION REQUIRED IN PROSPECTUS
                           CROSS REFERENCE SHEET


Item 1.  Cross Reference Sheet.

               Pursuant to Item 501 of Regulation S-K, this cross-reference sheet shows the location in the Proxy Statement/Prospectus of responses to Items 1 through 19 of Part I of Form S-4

          Item                 Caption                Location or Heading
          No.                   -------               in Proxy Statement/
          ----                                        Prospectus
                                                      ------------------

          1.     Forepart of Registration Statement
                 and Outside Front Cover Page of
                 Prospectus  . . . . . . . . . . . .  Forepart of
                                                      Registration
                                                      Statement; Cross
                                                      Reference Sheet,
                                                      Cover Page of Proxy
                                                      Statement/Prospectus

          2.     Inside Front and Outside Back Cover
                 Pages of Prospectus . . . . . . . .  Inside Front Cover

          3.     Risk Factors, Ratio of Earnings to
                 Fixed Charges and Other Information

                 Introduction (S-K-503)  . . . . . .  SUMMARY

                 (a) . . . . . . . . . . . . . . . .  SUMMARY - Valley
                                                      National Bancorp and
                                                      Valley National Bank;
                                                      - Lakeland First
                                                      Financial Group, Inc.
                                                      and Lakeland Savings
                                                      Bank

                 (b) . . . . . . . . . . . . . . . .  SUMMARY - Valley
                                                      National Bancorp and
                                                      Valley National Bank;
                                                      - Lakeland First
                                                      Financial Group, Inc.
                                                      and Lakeland Savings
                                                      Bank

                 (c) . . . . . . . . . . . . . . . .  SUMMARY - The Mergers

                 (d) . . . . . . . . . . . . . . . .  SELECTED CONSOLIDATED
                                                      FINANCIAL AND OTHER
                                                      DATA

                 (e) . . . . . . . . . . . . . . . .  UNAUDITED PRO FORMA
                                                      FINANCIAL INFORMATION

                 (f) . . . . . . . . . . . . . . . .  SELECTED CONSOLIDATED
                                                      FINANCIAL INFORMATION
                                                      AND OTHER DATA  -
                                                      Comparative Per Share
                                                      Data

                 (g) . . . . . . . . . . . . . . . .  SELECTED CONSOLIDATED
                                                      FINANCIAL AND OTHER
                                                      DATA  -  Comparative
                                                      Per Share Data

                 (h) . . . . . . . . . . . . . . . .  SUMMARY - Vote
                                                      Required

                 (i) . . . . . . . . . . . . . . . .  SUMMARY - Regulatory
                                                      Approvals

                 (j) . . . . . . . . . . . . . . . .  SUMMARY - Dissenters'
                                                      Rights

                 (k) . . . . . . . . . . . . . . . .  SUMMARY - Certain
                                                      Federal Income Tax
                                                      Consequences

          4.     Terms of the Transaction

                 (a) . . . . . . . . . . . . . . . .  THE MERGERS; THE
                                                      MERGER AGREEMENT;
                                                      DESCRIPTION OF VALLEY
                                                      CAPITAL STOCK;
                                                      COMPARISON OF RIGHTS
                                                      OF VALLEY AND
                                                      LAKELAND STOCKHOLDERS

                 (b) . . . . . . . . . . . . . . . .  THE MERGERS - Opinion
                                                      of Financial Advisor

                 (c) . . . . . . . . . . . . . . . .  THE MERGERS - General

          5.     Pro Forma Financial Information      UNAUDITED PRO FORMA
                                                      FINANCIAL INFORMATION

          6.     Material Contacts with the Company
                 Being Acquired  . . . . . . . . . .  THE MERGERS -
                                                      Background and
                                                      Reasons

          7.     Additional Information Required for
                 Reoffering by Persons and Parties
                 Deemed to be Underwriters . . . . .  NOT APPLICABLE

          8.     Interests of Named Experts and
                 Counsel . . . . . . . . . . . . . .  LEGAL OPINIONS

          9.     Disclosure of Commission Position
                 on Indemnification for Securities
                 Act Liabilities . . . . . . . . . .  NOT APPLICABLE



          10.    Information with Respect to S-3
                 Registrants . . . . . . . . . . . .  NOT APPLICABLE


          11.    Incorporation of Certain
                 Information by Reference  . . . . .  INCORPORATION OF
                                                      CERTAIN DOCUMENTS BY
                                                      REFERENCE

          12.    Information with Respect to S-2 or
                 S-3 Registrants . . . . . . . . . .  NOT APPLICABLE

          13.    Incorporation of Certain
                 Information by Reference  . . . . .  NOT APPLICABLE

          14.    Information with Respect to
                 Registrants other than S-3 or S-2
                 Registrants . . . . . . . . . . . .  NOT APPLICABLE

          15.    Information with Respect to S-3
                 Companies . . . . . . . . . . . . .  INCORPORATION OF
                                                      CERTAIN DOCUMENTS BY
                                                      REFERENCE
          16.    Information with Respect to S-2 or
                 S-3 Companies . . . . . . . . . . .  NOT APPLICABLE

          17.    Information with Respect to
                 Companies Other than S-2 or S-3
                 Companies . . . . . . . . . . . . .  NOT APPLICABLE

          18.    Information if Proxies, Consents or
                 Authorizations are to be Solicited
                                                      THE SPECIAL MEETING;
                                                      THE MERGERS; THE
                                                      MERGER AGREEMENT

          19.    Information if Proxies, Consents or
                 Authorization Are Not to be
                 Solicited or in an Exchange Offer .  NOT APPLICABLE

                    LAKELAND FIRST FINANCIAL GROUP, INC.
                                250 ROUTE 10
                        SUCCASUNNA, NEW JERSEY 07876
                               (201) 584-6666


                                                                May 3, 1995

Dear Stockholder:

     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Lakeland First Financial Group, Inc. ("Lakeland"). The meeting will be held at 10:00 a.m., Eastern time, on Tuesday, June 6, 1995, at Days Inn, Route 46, Ledgewood, New Jersey.


     The purpose of the meeting is to vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1995 (the "Merger Agreement"), among Lakeland, Lakeland Savings Bank (the "Bank"), Valley National Bancorp ("Valley") and Valley National Bank ("VNB"), pursuant to which Lakeland would merge with and into Valley (the "Merger"), and the Bank would merge with and into VNB (the "Bank Merger" and together with the Merger, the "Mergers").


     Upon consummation of the Merger, each outstanding share of Lakeland common stock will be converted into and represent the right to receive
1.286 shares (the "Exchange Ratio") of Valley's common stock, no par value ("Valley Common Stock"), subject to certain adjustments. The closing price of Valley Common Stock on May 1, 1995, the latest practicable trading day before the printing of the enclosed Proxy Statement/Prospectus was $____ per share. Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by Lakeland stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of Lakeland common stock represented at a meeting at which a quorum is present.


     The accompanying Notice of Special Meeting and Proxy Statement/Prospectus contain information about the Mergers as well as other information relating to Lakeland and Valley. We urge you to review carefully such information and the information in Lakeland's 1994 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the periods ended September 30, 1994 and December 31, 1994, and the 1995 Annual Meeting Proxy Statement, copies of which are available as indicated in the accompanying Proxy Statement/Prospectus under "AVAILABLE INFORMATION."

     The Board of Directors of Lakeland has unanimously adopted the Merger Agreement and recommends that the stockholders of Lakeland vote FOR approval of the Merger Agreement. Even if you plan to attend the meeting in person, please complete the enclosed proxy, sign and date it and mail it promptly in the enclosed postage-paid, return addressed envelope. You may revoke your proxy by attending the special meeting and voting in person.

                                   Yours very truly,


                                   Michael Halpin
                                   President and Chief Executive Officer

     Please do not send your common stock certificates at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

                    LAKELAND FIRST FINANCIAL GROUP, INC.


                                250 ROUTE 10
                        SUCCASUNNA, NEW JERSEY 07876
                               (201) 584-6666
                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 6, 1995

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Lakeland First Financial Group, Inc. ("Lakeland") will be held at 10:00 a.m., Eastern time, on Tuesday, June 6, 1995, at Days Inn, Route 46, Ledgewood, New Jersey for the following purposes:

     1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1995 (the "Merger Agreement"), among Lakeland, Lakeland Savings Bank (the "Bank"), Valley National Bancorp ("Valley") and Valley National Bank ("VNB"), pursuant to which: (i) Lakeland will merge with and into Valley (the "Merger"), and the Bank will merge with and into VNB (the "Bank Merger" and together with the Merger, the "Mergers"); (ii) each outstanding share of Lakeland common stock will be converted into and represent the right to receive 1.286 shares (the "Exchange Ratio") of Valley's common stock, no par value ("Valley Common Stock"), subject to certain adjustments.


     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     A copy of the Merger Agreement is set forth as ANNEX A to the accompanying Proxy Statement/Prospectus.

     The Board of Directors of Lakeland has fixed April 26, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of Lakeland common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement at the Special Meeting, the Special Meeting may be adjourned to permit further solicitation.


     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of Lakeland common stock represented at a meeting at which a quorum is present.

     The Board of Directors of Lakeland unanimously recommends that stockholders vote "For" approval of the Merger Agreement.


                              By Order of the Board of Directors of
                              LAKELAND FIRST FINANCIAL GROUP, INC.
                              WILLIAM H. McNEAR
                              CHAIRMAN OF THE BOARD


Stockholders are urged to complete, date, sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States. If a Stockholder receives more than one Proxy for any reason, each Proxy should be completed and returned. Your cooperation will be appreciated. Your Proxy will be voted with respect to the matters identified thereon in accordance with any specifications on the Proxy.

                            PROXY STATEMENT FOR
                    SPECIAL MEETING OF STOCKHOLDERS FOR
                    LAKELAND FIRST FINANCIAL GROUP, INC.


                         TO BE HELD ON JUNE 6, 1995
                             DAYS INN, ROUTE 46
                         LEDGEWOOD, NEW JERSEY 07876


                               PROSPECTUS OF
                          VALLEY NATIONAL BANCORP
                FOR COMMON STOCK OF VALLEY NATIONAL BANCORP
                      TO BE ISSUED IN CONNECTION WITH
             THE MERGER OF LAKELAND FIRST FINANCIAL GROUP, INC.
                   WITH AND INTO VALLEY NATIONAL BANCORP


     This Proxy Statement/Prospectus is being furnished by Lakeland First Financial Group, Inc., a New Jersey corporation ("Lakeland"), to the holders of Lakeland common stock, par value $0.10 per share ("Lakeland Common Stock"), as a Proxy Statement/Prospectus in connection with the solicitation of proxies by Lakeland's Board of Directors for use at a special meeting of stockholders of Lakeland to be held at 10:00 a.m., Eastern time, on Tuesday, June 6, 1995, at Days Inn, Route 46,
Ledgewood, New Jersey (the "Special Meeting"), and at any adjournment or adjournments thereof. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement at the Special Meeting, the Special Meeting may be adjourned to permit further solicitation.

     This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting and form of Proxy are first being mailed to the stockholders of record of Lakeland on or about May 3, 1995.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1995 (the "Merger Agreement"), among Lakeland, Lakeland Savings Bank ("the Bank"), Valley National Bancorp ("Valley"), and Valley National Bank ("VNB"), pursuant to which Lakeland will merge with and into Valley (the "Merger") and the Bank will merge with and into VNB (the "Bank Merger" and together with the Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. See "SUMMARY," "THE MERGER AGREEMENT," and a copy of the Merger Agreement which is attached as ANNEX A to this Proxy Statement/Prospectus.


     Upon consummation of the Merger each outstanding share of Lakeland Common Stock will be converted into and represent the right to receive
1.286 shares (the "Exchange Ratio") of Valley's common stock, no par value ("Valley Common Stock"), subject to certain adjustments. The Exchange Ratio of 1.286 shares, and all share and per share data (including reported stock prices) for Valley and for Valley and Lakeland on a pro forma basis included in this Proxy Statement/Prospectus, have been adjusted for the 5% stock dividend declared March 23, 1995 and payable May 2, 1995 to Valley stockholders of record on April 14, 1995. The Merger Agreement, a copy of which is attached as ANNEX A to this Proxy Statement/Prospectus, has been amended and restated to reflect the adjusted Exchange Ratio. Valley's Annual Report on Form 10-K, which is incorporated by reference into this Proxy Statement/Prospectus, has not been amended or restated to retroactively reflect the stock dividend. Pursuant to the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Valley Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGERS" and "THE MERGER AGREEMENT."

     Valley Common Stock is traded on the New York Stock Exchange under the symbol "VLY." On January 25, 1995, the last business day prior to public announcement of the execution of the letter of intent with respect to the Mergers (the "Letter of Intent"), the closing price of Valley Common Stock was $25.48 per share. On May 1, 1995, the latest practicable date before the printing of this Proxy Statement/Prospectus, such price was $________. Lakeland's Common Stock is listed on the NASDAQ National Market System under the symbol "LLSL." On January 25, 1995, the last business day prior to public announcement of the execution of the Letter of Intent, the last reported sale price per share of Lakeland Common Stock on the NASDAQ National Market System was $21.50. On May 1, 1995, such price was $_____. See "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA -- Comparative Per Share Data." Lakeland stockholders are urged to obtain current market quotations for the Valley and Lakeland Common Stock. Because the Exchange Ratio is fixed, Lakeland stockholders are not assured of receiving any specific market value of Valley Common Stock. The price of Valley Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Letter of Intent, at the time of mailing this Proxy Statement/Prospectus or at the time of the Special Meeting.


     Valley has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Act"), covering the shares of Valley Common Stock which will be issued in connection with the Merger. In addition to constituting the Lakeland Proxy Statement for the Special Meeting, this document constitutes a Prospectus of Valley with respect to the Valley Common Stock to be issued if the Merger is consummated.

       THESE SECURITIES ARE NOT A SAVINGS OR DEPOSIT ACCOUNT AND ARE
        NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                       ANY OTHER GOVERNMENTAL AGENCY.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MAY 3, 1995

                           AVAILABLE INFORMATION

     Lakeland and Valley are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by Lakeland and Valley can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Lakeland's Common Stock is listed on the NASDAQ National Market System and reports, proxy statements, and other information relating to Lakeland can also be inspected at the offices of the NASDAQ Stock Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The outstanding shares of Valley Common Stock are traded on the New York Stock Exchange ("NYSE") and reports, proxy statements, and other information relating to Valley may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     Valley has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Act, with respect to the shares of Valley Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF DOCUMENTS RELATING TO LAKELAND IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: LAKELAND FIRST FINANCIAL GROUP, INC., ATTENTION: FRANCES A. STACEY, CORPORATE SECRETARY, 250 ROUTE 10, SUCCASUNNA, NEW JERSEY 07876; TELEPHONE NUMBER (201) 584-6666. THOSE DOCUMENTS PERTAINING TO VALLEY ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM ALAN ESKOW, CORPORATE SECRETARY, VALLEY NATIONAL BANCORP, 1445 VALLEY ROAD, WAYNE, NEW JERSEY 07470; TELEPHONE NUMBER (201) 305-8800. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY MAY 26, 1995.


     All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Valley was supplied by Valley, and all information contained or incorporated by reference in this Proxy
Statement/Prospectus with respect to Lakeland was supplied by Lakeland.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VALLEY OR LAKELAND. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF VALLEY COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALLEY OR LAKELAND SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Lakeland with the Commission (Company File No. 0-17992) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1.   Annual Report on Form 10-K for the year ended June 30, 1994;

     2. Quarterly Reports on Form 10-Q for the periods ended September 30, 1994 and December 31, 1994;


     3. Current Reports on Form 8-K, dated January 26, 1995, February 27, 1995 and April 25, 1995;


     4. The description of Lakeland Common Stock set forth in Lakeland's Registration Statement filed on Form 8-A filed pursuant to
          Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     5. The portions of Lakeland's Proxy Statement for the Annual Meeting of Stockholders held on October 18, 1994, that have been incorporated by reference in the 1994 Lakeland Form 10-K.

     The following documents filed by Valley with the Commission (Company File No. 0-11179) are incorporated herein by reference.

     1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A filed April 4, 1995;


     2. Current Reports on Form 8-K filed February 2, 1995, March 2, March 30, April 25, 1995 and April 26, 1995;


     3. The description of Valley Common Stock set forth in Valley's Registration Statement on Form 8-A filed by Valley pursuant to
          Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     4. The portions of Valley's Proxy Statement for the Annual Meeting of Stockholders held on March 23, 1995 that have been incorporated by reference in the 1994 Valley Form 10-K.

     All documents filed by Lakeland or Valley pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of the Effective Time or the termination of the Merger Agreement are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus or any supplement hereto.

                             TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . .
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . .
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA  . . . . . . . . . . .
   Lakeland First Financial Group, Inc. . . . . . . . . . . . . . . .
   Valley National Bancorp  . . . . . . . . . . . . . . . . . . . . .
   Comparative Per Share Data . . . . . . . . . . . . . . . . . . . .
UNAUDITED PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . .
CERTAIN INFORMATION REGARDING VALLEY  . . . . . . . . . . . . . . . .
CERTAIN INFORMATION REGARDING LAKELAND  . . . . . . . . . . . . . . .
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . .
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Record Date: Vote Required . . . . . . . . . . . . . . . . . . . .
THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Background and Reasons . . . . . . . . . . . . . . . . . . . . . .
   Valley's Reasons for the Merger. . . . . . . . . . . . . . . . . .
   Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . .
   Certain Federal Income Tax Consequences  . . . . . . . . . . . . .
THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .
   The Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .
   Exchange of Lakeland Certificates  . . . . . . . . . . . . . . . .
   Conversion of Stock Options  . . . . . . . . . . . . . . . . . . .
   Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .
   Interests of Certain Persons in the Merger . . . . . . . . . . . .
   Employment Matters . . . . . . . . . . . . . . . . . . . . . . . .
   Business Pending Consummation  . . . . . . . . . . . . . . . . . .
   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . .
   Conditions to Consummation; Termination  . . . . . . . . . . . . .
   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . .
   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .
   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Resale of Valley Common Stock by Affiliates. . . . . . . . . . . .
THE STOCK OPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . .
DESCRIPTION OF VALLEY CAPITAL STOCK . . . . . . . . . . . . . . . . .
COMPARISON OF RIGHTS OF VALLEY AND LAKELAND STOCKHOLDERS  . . . . . .
STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING . . . . . . . . . . . .
LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SUBSEQUENT FILINGS INCORPORATED BY REFERENCE. . . . . . . . . . . . .
ANNEXES:

   ANNEX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER  . . .   A-1

   ANNEX B - OPINION OF HOPPER SOLIDAY & CO., INC . . . . . . . . . .   B-1
   ANNEX C - STOCK OPTION AGREEMENT . . . . . . . . . . . . . . . . .   C-1
   ANNEX D - LETTER REGARDING EMPLOYEE AND
             DIRECTOR BENEFITS  . . . . . . . . . . . . . . . . . . .   D-1

                                  SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES.

Valley National Bancorp and Valley National Bank

     Valley National Bancorp ("Valley") is the parent corporation and bank holding company of Valley National Bank ("VNB"), a national banking association that provides a wide range of commercial and retail banking services and trust services in New Jersey. As of December 31, 1994, and for the year then ended, Valley reported assets of $3.7 billion, net loans of $2.2 billion, deposits of $3.3 billion, stockholder's equity of $300.2 million and net income of $59.0 million, and as of such date Valley operated through 62 branches in New Jersey. The principal executive offices of Valley and VNB are located at 1445 Valley Road, Wayne, New Jersey 07470, and their telephone number is (201) 305-8800.

Lakeland First Financial Group, Inc. and Lakeland Savings Bank

     Lakeland First Financial Group, Inc. ("Lakeland") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). Lakeland's principal asset is the stock of Lakeland Savings Bank (the "Bank") which is a community-oriented institution offering a variety of financial services in New Jersey. As of December 31, 1994, Lakeland reported total assets of $673.9 million, net loans of $393.0 million, deposits of $531.1 million and stockholders' equity of $53.1 million. As of December 31, 1994 Lakeland operated its business through its main office and 16 branch offices located in Morris, Warren, and Sussex Counties, New Jersey. For the fiscal year ended June 30, 1994 and for the six months ended December 31, 1994, Lakeland reported net income of $8.5 million and $4.8 million, respectively. The principal executive offices of Lakeland and the Bank are located at 250 Route 10, Succasunna, New Jersey 07876, and their telephone number is (201) 584-6666.

The Mergers


     Under the terms of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1995 (the "Merger Agreement"), Lakeland will merge with and into Valley (the "Merger"). Upon consummation of the Merger, each outstanding share of Lakeland common stock, $0.10 par value ("Lakeland Common Stock") will be converted into and represent the right to receive 1.286 shares (the "Exchange Ratio") of Valley common stock, no par value ("Valley Common Stock"), subject to certain adjustments. Pursuant to the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Valley Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGERS."


     Pursuant to a separate merger agreement between VNB and the Bank ("Bank Merger Agreement"), the Bank will be merged with and into VNB (the"Bank Merger" and collectively, the "Mergers"). Immediately following consummation of the Merger (the "Effective Time") or as soon thereafter as VNB may deem appropriate, the Bank Merger will be consummated.

Background and Reasons for the Mergers

     For a discussion of the background and factors considered by Lakeland and Valley in reaching their respective decisions to approve the Merger Agreement, see "THE MERGERS -- Background and Reasons."

     The Board of Directors of Lakeland has adopted the Merger Agreement by unanimous vote, believes it is in the best interests of Lakeland and its stockholders and recommends its approval by Lakeland stockholders.

Special Meeting; Record Date


     The Special Meeting will be held on Wednesday, May 24, 1995, at 10:00 a.m., Eastern time, at Days Inn, Route 46, Ledgewood, New Jersey, for the purpose of considering and voting upon a proposal to approve the Merger Agreement.

     The Board of Directors of Lakeland has fixed April 26, 1995, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were _______________ shares of Lakeland Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING."


Vote Required; Board Recommendation

     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Special Meeting at which a quorum is present by the holders of Lakeland Common Stock. The directors and executive officers of Lakeland (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, ________ shares of Lakeland Common Stock, which represents ____ percent of the shares outstanding. The executive officers and directors of Lakeland have indicated that they intend to vote all of their shares in favor of approval of the Merger Agreement. The Board of Directors of Lakeland has unanimously approved the Merger Agreement and recommends that Lakeland stockholders vote "FOR" approval of the Merger Agreement. See "THE SPECIAL MEETING -- Record Date; Vote Required."

Opinion of Financial Advisor


     Hopper Soliday & Co., Inc. ("Hopper Soliday") has advised Lakeland's Board of Directors that, in its opinion, the consideration to be received for each share of Lakeland Common Stock set forth in the Merger Agreement is fair, from a financial point of view, to Lakeland and its stockholders. The full text of the Hopper Soliday opinion, dated as of May _, 1995, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Proxy Statement/Prospectus and should be read in its entirety by Lakeland stockholders. For further information regarding the opinion of Hopper Soliday, see "THE MERGERS
- -- Opinion of Financial Advisor."

Consideration

     At the Effective Time of the Merger, each share of Lakeland Common Stock outstanding will automatically be converted into 1.286 shares of Valley Common Stock (adjusted for the 5% stock dividend declared March
23, 1995 and payable May 2, 1995 to Valley stockholders of record of April 14, 1995), subject to certain adjustments.


     The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to the Valley Common Stock. No adjustments to the Exchange Ratio will be made as of the Effective Time to compensate Lakeland stockholders for any change in the market value of Valley Common Stock between January 26, 1995 (the date of the Letter of Intent) and the Effective Time.

     No holder of Lakeland Common Stock will be entitled to receive fractional shares of Valley Common Stock, but instead will be entitled to receive a cash payment in the amount of the value of such fractional share interest, determined by multiplying such stockholders' fractional interest by the Average Closing Price (as defined below) of Valley Common Stock.
All shares of Valley Common Stock that individual Lakeland stockholders are entitled to receive in exchange for each share of Lakeland Common Stock held will be aggregated to constitute as many whole shares of Valley Common Stock as possible before determining the amount of a cash payment for fractional shares.

     The "Average Closing Price" is defined in the Merger Agreement as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange and published in the WALL STREET JOURNAL during the first ten of the fifteen consecutive trading days immediately preceding the Effective Time. The Average Closing Price is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to the Valley Common Stock. See "THE MERGER AGREEMENT -- The Mergers."

Conversion of Stock Options

     At the Effective Time, each outstanding option to purchase Lakeland Common Stock (a "Lakeland Option") granted under the 1986 Stock Option and Incentive Plan of Lakeland (the "Lakeland Option Plan") will be converted into either Valley Common Stock or an option to purchase Valley Common Stock, at the election of the holder of such Lakeland Option (an "Optionee"), subject to certain conditions. See "THE MERGER AGREEMENT -- Conversion of Stock Options."


     From and after the Effective Time, each Lakeland Option which is converted into an option to purchase Valley Common Stock will be administered, operated, and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by such board. Valley has agreed to reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations under such options, and to register such shares, if they are not previously registered under the Securities Act and the optionee becomes an employee or director of Valley or VNB.


     Holders of Lakeland Options will receive an option preference form after the mailing of this Proxy Statement/Prospectus but prior to the Effective Time and may exercise the election by submitting the option preference form as specified in such form.

Certain Federal Income Tax Consequences

     Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Mergers under applicable tax laws.

     Consummation of the Mergers is conditioned upon the receipt of an opinion of counsel to Valley to the effect that the Merger will constitute a tax-free reorganization as defined in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the applicability of Section 368(a)(1) of the Code, the receipt of Valley stock in exchange for Lakeland stock will be a nontaxable event to Valley, Lakeland, and the Lakeland stockholders. The receipt of cash by a stockholder of Lakeland in lieu of fractional shares of Valley Common Stock pursuant to the Merger will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Lakeland Common Stock equal to the difference, if any, between (i) the amount of the cash payment expected to be received from Valley in lieu of fractional shares of Valley Common Stock and (ii) the stockholder's tax basis in such Common Stock. See "THE MERGERS -- Certain Federal Income Tax Consequences."

Dissenters' Rights

     Consistent with the provisions of the New Jersey Business Corporation Act, no stockholder of Lakeland will have the right to dissent from the Merger. See "THE MERGER AGREEMENT -- Dissenters' Rights."

Business Pending Consummation

     Lakeland has agreed in the Merger Agreement not to take certain actions relating to the operation of Lakeland pending consummation of the Mergers, without the prior written consent of Valley or VNB, except as otherwise permitted by the Merger Agreement. These actions include, among other things: (i) changing any provision of its Certificate of Incorporation or Bylaws or similar governing document; (ii) paying any dividends (other than regular quarterly dividends of $0.15 per share and one special dividend which may be declared in an amount such that between January 26, 1995 and the Effective Time, Lakeland's stockholders will receive dividends equal to those they would have received had the Merger been consummated on January 26, 1995) or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of an outstanding Lakeland Option) or giving any person the right to acquire any such shares; (iii) granting any severance or termination pay other than the settlement of the retainer agreement of Mr. William H. McNear, Chairman of the Board of Lakeland, or pursuant to policies of Lakeland in effect as of the date of the Merger Agreement (see "THE MERGER AGREEMENT -- Interests of Certain Persons") or entering into or amending any employment agreement with any directors, officers, or employees except as authorized in the Merger Agreement, or adopting any new employee benefit plan or arrangement or amending any existing benefit plan; (iv) awarding any increase in compensation or benefits to its directors, officers, or employees except in the ordinary course of business and consistent with past practices and policies;
(v) selling or disposing of any substantial amount of assets or incurring any significant liability other than in the ordinary course of business; or
(vi) taking any other action not in the ordinary course of business consistent with prudent banking practices.

Regulatory Approvals


     Consummation of the Merger requires the approval of the Office of the Comptroller of the Currency (the "OCC"). OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Lakeland. An application for such approval was filed on March 22, 1995. On March 22, 1995, Valley submitted a draft application to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the BHCA. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER AGREEMENT -- Regulatory Approvals."


Management and Operations After the Mergers

     At the Effective Time, as a result of the Merger, Lakeland will be merged into Valley, which will be the surviving entity in the Merger. In addition, the Bank will be merged into VNB, with VNB as the surviving entity in the Bank Merger. VNB will continue to operate as a subsidiary of Valley. Valley has agreed to appoint Michael Halpin, President of Lakeland and the Bank, as a First Senior Vice President of VNB following the Mergers. See "The Merger Agreement -- Employment Matters."

     The location of the principal office of Valley will remain unchanged
- -- 1445 Valley Road, Wayne, New Jersey. Initially, the branch offices of the Bank will serve as branch offices of VNB; however, there is no assurance that one or more of these branch offices will not be closed in the future.

Effect of the Merger on Rights of Stockholders

     At the Effective Time, the holders of Lakeland Common Stock will become holders of Valley Common Stock. Valley and Lakeland are both New Jersey general business corporations governed by the New Jersey Business Corporation Act and registered bank holding companies under the BHCA. Therefore, there are no material differences in the legal rights of holders of shares of Lakeland Common Stock and Valley Common Stock under the New Jersey Business Corporation Act. For a description of Valley Common Stock, see "DESCRIPTION OF VALLEY COMMON STOCK". For a comparison of the Certificates of Incorporation and the Bylaws of Valley and Lakeland, see "COMPARISON OF RIGHTS OF VALLEY AND LAKELAND STOCKHOLDERS."

Exchange of Certificates

     At the Effective Time, holders of certificates formerly representing shares of Lakeland Common Stock will cease to have any rights as Lakeland stockholders and their certificates automatically will represent the shares of Valley Common Stock into which their shares of Lakeland Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, Valley will send written notice to each holder of Lakeland Common Stock indicating the number of shares of Valley Common Stock for which such holder's shares of Lakeland Common Stock have been exchanged.

     Holders of outstanding certificates for Lakeland Common Stock, upon proper surrender of such certificates to Valley, will receive, promptly after the Effective Time, a certificate representing the full number of shares of Valley Common Stock into which the shares of Lakeland Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate each stockholder so entitled will receive a check for the amount of the fractional share interest, if any, to which he may be entitled.

     Each share of Valley Common Stock for which shares of Lakeland Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, Lakeland stockholders who receive Valley Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of Valley Common Stock until the certificate or certificates formerly representing shares of Lakeland Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Valley Common Stock will be paid without interest. See "THE MERGER AGREEMENT -- Exchange of Lakeland Certificates."

     Lakeland stock certificates should not be returned to Lakeland with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to Lakeland stockholders upon consummation of the Merger.

Effective Time; Conditions to Consummation; Amendments; Termination

     A closing under the Merger Agreement (the "Closing") will occur on the first business day of the month following receipt of all necessary regulatory approvals and the satisfaction or waiver of all conditions precedent to the Merger, or at such other time as is agreed to by Valley and Lakeland. A Certificate of Merger will be filed with the New Jersey Secretary of State immediately following the Closing. The time of such filing will be the "Effective Time." The actual Effective Time is dependent upon satisfaction of all conditions precedent, some of which are not under the control of Valley and/or Lakeland, and may be changed by agreement of the parties.

     Consummation of the Mergers is contingent upon a number of conditions, including receiving all necessary regulatory approvals; the approval of the Merger by the requisite vote of the Lakeland stockholders; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Valley, to the effect that the Merger will result in a tax free reorganization; and an opinion of Hopper Soliday & Co., Inc. ("Hopper Soliday"), advisors to Lakeland, that the Merger is fair to the stockholders of Lakeland from a financial point of view. Hopper Soliday's opinion is included as ANNEX B. See "THE MERGERS -
- - Opinion of Financial Advisor; and THE MERGER AGREEMENT -- Conditions to Consummation; Termination."


     Consummation of the Merger requires the approval of the Office of the Comptroller of the Currency (the "OCC"). OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Lakeland. An application for such approval was filed on March 22, 1995. On March 22, 1995, Valley submitted a draft application to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the BHCA. While Valley and Lakeland anticipate receiving such approvals, there can be no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to Valley or Lakeland. See "THE MERGER AGREEMENT -- Regulatory Approvals".

     The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the written consent of Valley and Lakeland at any time prior to the Effective Time.

     The Merger Agreement may be terminated by either Lakeland or Valley if the Effective Time has not occurred by October 31, 1995. The Merger Agreement may be terminated by Valley if Lakeland's net operating income (subject to certain adjustments) for any full fiscal quarter after December 31, 1994 is materially less than Lakeland's net income for each of the last two fiscal quarters of calendar year 1994. The Merger Agreement may be terminated by Lakeland if Valley's net operating income (subject to certain adjustments) for any full fiscal quarter after December 31, 1994 is materially less than Valley's net income for each of the last two fiscal quarters of calendar year 1994, or if the fiduciary responsibilities of the Board of Directors of Lakeland require Lakeland to participate or authorize participation in a merger with a third party or some other form of Acquisition Transaction (as such term is defined in the Merger Agreement). For a more complete description of the foregoing termination rights, and for a description of other termination rights available to Lakeland and Valley, see "THE MERGER AGREEMENT -- Conditions to Consummation; Termination".

     Upon a termination of the Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses, except printing and mailing costs will be borne equally by the parties. In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.


Accounting Treatment of the Merger

     The Merger is expected to be accounted for by Valley under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Under the pooling-of-interests method of accounting, Lakeland's historical basis of assets, liabilities and shareholders' equity will be retained by Valley as the surviving entity. For a discussion of the effects of pooling-of-interests accounting, see "SUPPLEMENTAL HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION."

Stock Option for Shares of Lakeland Common Stock

     On January 26, 1995, Valley and Lakeland entered into a stock option agreement (the "Stock Option Agreement"), in connection with the execution of the Letter of Intent. Pursuant to the terms of the Stock Option Agreement, Lakeland has granted to Valley an option (the "Option") to purchase up to 1,250,000 authorized but unissued shares of Lakeland Common Stock, representing approximately 24.9% of the outstanding shares of Lakeland Common Stock, assuming full exercise of the Option, at a price of $21.00 per share. Valley does not have any voting rights with respect to shares of Lakeland Common Stock subject to the Option prior to exercise of the Option. The Stock Option Agreement is set forth as Annex C hereto. See "THE STOCK OPTION AGREEMENT."

     In the event that certain specifically enumerated "Triggering Events" occur and the Mergers are not consummated, Valley would recognize a gain on the sale of the shares of Lakeland Common Stock received pursuant to the exercise of the Option if such shares of Lakeland Common Stock were sold at prices exceeding $21.00 per share. The ability of Valley to exercise the Option and to cause up to an additional 1,250,000 shares of Lakeland Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Lakeland, as it is likely to increase the cost of an acquisition of all of the share of Lakeland Common Stock which would then be outstanding. The exercise of the Option by Valley may also make "pooling-of-interests" accounting treatment unavailable to a subsequent acquiror.

Interests of Certain Persons

     The Merger Agreement provides that for the six-year period following the Effective Time, Valley will indemnify the directors, officers, and employees of Lakeland holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under Lakeland's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement. See "THE MERGER AGREEMENT -- Interests of Certain Persons."

     As of the Effective Time, Valley will cause its Board of Directors to take action to appoint as a member of its Board Mr. William H. McNear, who is Chairman of Lakeland's Board of Directors, and one other Lakeland director to be selected by Valley from two nominees submitted by the Board of Directors of Lakeland. In addition, John Grabovetz will be designated as a Director Emeritus of Valley at the Effective Time. As of the Effective Time, Valley will appoint Michael Halpin as a First Senior Vice President of VNB, and Valley will assume Mr. Halpin's employment contract. It is anticipated that Mr. McNear will receive a lump sum payment of $150,000 from Lakeland upon the Effective Time as settlement of his retainer agreement with Lakeland. In a letter to Lakeland dated February 27, 1995, Valley expressed its intention to provide Lakeland directors and employees with certain benefits. See "THE MERGER AGREEMENT -- Interests of Certain Persons" and "-- Employment Matters" and ANNEX D.

Employment Matters

     Valley intends to continue the employment of as many officers and employees of the Bank as possible, and to the extent practical, at the same location, with the same or equivalent salary and benefits. Valley intends to have all Lakeland employees participate in the benefits and opportunities available to all Valley employees. See "THE MERGER AGREEMENT
- -- Employment Matters."

Resale of Valley Common Stock by Affiliates

     For a discussion on the ability of affiliates of Lakeland and Valley to resell Valley Common Stock, see "Resale of Valley Common Stock by Affiliates." This Proxy Statement/Prospectus cannot be used for resales of Valley Common Stock received by any person who may be deemed an affiliate of Valley or Lakeland.

                            RECENT DEVELOPMENTS


     On February 28, 1995, American Union Bank was merged with and into VNB, resulting in the issuance of 288,734 shares of Valley Common Stock. The historical per share data for Valley contained in this Proxy Statement/Prospectus and incorporated by reference herein does not include the combined results of American Union Bank, as the combined results would not be materially different from those presented.

     On March 23, 1995, Valley announced that its Board of Directors had approved a 5% stock dividend payable May 2, 1995 to record holders of Valley Common Stock as of April 14, 1995. Valley also announced its intention to maintain its $.25 per share regular quarterly dividend following the stock dividend. The Exchange Ratio of 1.286 shares, and all share and per share data (including reported stock prices) for Valley and for Valley and Lakeland on a pro forma basis included in this Proxy Statement/Prospectus, have been adjusted for this 5% stock dividend. The Merger Agreement, a copy of which is attached as ANNEX A to this Proxy Statement/Prospectus, has been amended and restated to reflect the adjusted Exchange Ratio. Valley's
Annual Report on Form 10-K, which is incorporated by reference into this Proxy Statement/Prospectus, has not been amended or restated to retroactively reflect the stock dividend.

     On April 13, 1995, Valley and VNB announced that VNB had filed an application with the Federal Reserve Bank of New York to establish an Edge Corporation to undertake certain international activities. The purpose of the application is to establish a finance company in Toronto, Canada. The proposed Canadian finance company will make consumer loans, primarily auto and mortgage loans in Canada, utilizing Valleys's expertise in the area and extending to Canada the existing referral program Valley has with a major insurance company. An application has also been filed with the Office of Supervision of Financial Institutions, the Canadian banking and financial institution regulator, to establish the finance company in Canada, with capitalization of Canadian $10.0 million. While Valley anticipates the applications will be approved, there can be no assurance concerning regulatory approval or the timing of such approvals.

     On April 11, 1995, Lakeland announced that its Board of Directors had declared its regular cash dividend of 15 cents per share of Lakeland Common Stock, payable on or about May 19, 1995 to shareholders of record as May 5, 1995.

     On April 12, 1995, Lakeland announced that its net income for the quarter ended March 31, 1995 was $2.6 million, or $.66 per share, a 23.7% increase over net income of $2.1 million, or $.54 per share, for the same quarter last year. Net income for the nine months ending March 31, 1995 totalled $7.4 million, or $1.87 per share, compared to $6.3 million, or $1.61 per share, for the same period last year. At March 31, 1995 there were 3,913,315 shares outstanding, compared to 3,506,358 on March 31, 1994. The book value of Lakeland Common Stock at March 31, 1995 was $14.14 per share.

     As of March 31, 1995, Lakeland's assets totalled $676.7 million, compared to $641.5 million at March 31, 1994, and stockholders' equity totalled $55.3 million, or 8.18% of assets, compared to $49.0 million, or 7.64% of assets last year. Lakeland's provision for losses on loans totalled $307,000 for the quarter ended March 31, 1995, and $1,652,000 for the nine months ended March 31, 1995, compared to $300,000 and $900,000 for the same periods last year. Lakeland's allowance for loan losses totalled $5.7 million on March 31, 1995, as compared to $4.4 million at March 31, 1994. Non-performing loans, ninety days or more in arrears, totalled $4.5 million, or 0.66% of Lakeland's total assets at March 31, 1995, compared to $5.4 million, or 0.84% of total assets a year earlier. Lakeland's other non-performing assets, which include foreclosed properties, in-substance foreclosures, and investments in real estate, totalled $1.2 million at March 31, 1995, compared to $3.5 million at March 31, 1994.

     On April 19, 1995, Valley reported net income before securities gains of $14.4 million for the first quarter of 1995 as compared to $14.0 million for the first quarter of 1994, a 2.4% increase. After securities gains, net income was $14.7 million for the quarter ended March 31, 1995, compared with net income of $16.0 million recorded for the first quarter of 1994 and $14.3 million for the fourth quarter of 1994. Per share earnings were $0.48 for the first quarter of 1995, compared with per share earnings of $0.53 and $0.47 for the first quarter and fourth of 1994, respectively. The first quarter of 1994 was positively impacted by securities gains of $3.3 million, compared to only $537 thousand of securities gains in the first quarter of 1995. Valley had a return on average assets of 1.55%, a return on average equity of 19.04%, and an efficiency ratio of 44.9% for the first quarter of 1995.

     On March 31, 1995, Valley's assets totalled $3.82 billion, representing a 2.1% increase over the $3.74 billion in assets at December 31, 1994. Additionally, loans net of unearned income increased 2.8% to $2.25 billion, compared to December 31, 1994.
Total deposits increased 2.7% to $3.42 billion at March 31, 1995, compared with deposits of $3.33 billion on December 31, 1994.
Valley's shareholders' equity was $322.1 million at March 31, 1995, an 11.3% increase over Valley's capital position at March 31, 1994. Valley had a book value per share of $10.52, a tier one leverage ratio of 8.52% and a risk based capital ratio of 15.16% at March 31, 1995.

     Valley's net interest income before the provision for possible loan losses was $37.98 million for the first quarter of 1995, representing a 1.7% increase above the $37.1 million recorded in the same period in 1994. Interest on loans was up 22.7% during the quarter and reached $46.6 million, compared with $37.9 million recorded during the first quarter of 1994. This helped to limit the decline in Valley's net interest margin to 4.48% at the end of the first quarter of 1995 from 4.63% and 4.56% at March 31, 1994 and December 31, 1994,
respectively.

     Valley's non-interest income for the first quarter of 1995 was $4.5 million, compared with $7.5 million reported in the same period a year ago. Gains on the sale of securities for the first quarter decreased from $3.3 million to $537 thousand. Total non-interest expense, including costs connected with recent acquisitions, increased slightly during the quarter to $19.7 million, compared with $19.4 million recorded for the first quarter of 1994.

     Valley's non-performing assets, including non-accrual loans, and other real estate owned ("OREO"), were $24.2 million, or 1.07% of loans and OREO at March 31, 1995, versus $25.7 million, or 1.17% of loans and OREO at December 31, 1994. This compares with $23.4 million, or 1.20% of loans and OREO at March 31, 1994. Loans past due in excess of 90 days and still accruing interest, were $5.7 million at March 31, 1995, as compared with $15.2 million at March 31, 1994 and $5.4 million at December 31, 1994.

     On April 25, 1995, Valley announced that it has authorized the purchase of up to 500,000 shares of outstanding Valley Common Stock. Purchases may be made from time to time through 1995 in the open market or in privately negotiated transactions, at prices not exceeding prevailing market prices. The acquired shares are to be held in treasury to be used for the exercise of employee stock options and the exercise of outstanding warrants that expire December 31, 1995.

               SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Lakeland First Financial Group, Inc.

     The following selected consolidated financial and other data are presented on a December 31 year end basis, in order to make such data comparable to the Valley data contained elsewhere herein and incorporated herein by reference. However, Lakeland has historically used a June 30 fiscal year end. Thus, the data set forth below are derived from the unaudited consolidated quarterly financial data of Lakeland necessary to present December 31 fiscal year data for Lakeland. The data below should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                           At or For the Year Ended December 31,
                                    1994        1993         1992         1991        1990
                                --------     -------      -------     --------     -------
                                         (In thousands, except for per share data)

INCOME STATEMENT DATA:
Interest income . . . . . . .   $ 46,543    $ 41,123     $ 33,358    $  31,478     $30,007
Interest expense  . . . . . .     21,424      19,952       18,584       20,648      21,052
                                 -------     -------      -------      -------     -------
Net interest income . . . . .     25,119      21,171       14,774       10,830       8,955
                                 -------     -------      -------      -------     -------
Provision for possible loan
 losses . . . . . . . . . . .      2,350       2,209        1,656          769       1,301
                                 -------     -------      -------      -------     -------
Net interest income after
 provision for possible loan
 losses . . . . . . . . . . .     22,769      18,962       13,118       10,061       7,654
Non-interest income . . . . .      1,243       1,214        1,764          558          61
Non-interest expense  . . . .      9,770       9,278        7,953        6,430       5,631
                                 -------     -------      -------      -------     -------
Income before income taxes
 and cumulative effect of
 accounting change  . . . . .     14,242      10,898        6,929        4,189       2,084
Income taxes  . . . . . . . .      5,095       3,488        3,196        1,740       1,189
                                 -------     -------      -------      -------     -------
Income before cumulative
 effect of accounting change.      9,147       7,410        3,733        2,449         895
Cumulative effect of
 accounting change. . . . . .         --          --          473           --          --
                                 -------     -------      -------      -------     -------
Net income  . . . . . . . . .   $  9,147    $  7,410      $ 4,206     $  2,449    $    895
                                 =======     =======       ======      =======     =======



PER COMMON SHARE DATA<F1>:
Income before cumulative
 effect of accounting change.   $   2.31    $   1.89     $   0.98     $   0.65    $   0.24
Cumulative effect of
 accounting change  . . . . .         --          --         0.12           --          --
Net income  . . . . . . . . .       2.31        1.89         1.10         0.65        0.24
Book Value  . . . . . . . . .      13.65       13.54        12.86        12.95       13.57
Dividends . . . . . . . . . .       0.92        0.74         0.50         0.48        0.75

RATIOS:
Return on Average Assets  . .       1.42%       1.32%        0.94%        0.70%       0.28%
Return on Average Equity  . .      18.23%      16.63%       10.32%        6.23%       2.25%


FINANCIAL CONDITION DATA:
Total assets  . . . . . . . .  $ 673,877   $ 613,171    $ 508,625    $ 381,561   $ 320,708
Investment securities held to
 maturity . . . . . . . . . .    250,059     236,766      191,366       97,060      46,137
Investment securities
 available for sale . . . . .        640       2,777        3,891           --          --
Loans (net of unearned
 income). . . . . . . . . . .    398,345     355,669      294,526      266,328     249,679
Allowance for possible loan
 losses . . . . . . . . . . .      5,351       5,426        3,430        1,819       1,665
Deposits  . . . . . . . . . .    531,057     501,029      373,231      323,626     279,018
Shareholders' equity  . . . .     53,070      47,298       41,833       39,665      38,953

- -----------------------

<F1>  The per share data has been restated to give retroactive effect to stock splits and dividends.

Valley National Bancorp

     The following selected consolidated financial and other data for the last five fiscal years are derived in part from audited consolidated financial statements of Valley. The data should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                    At or For the Year Ended December 31,

                                        1994          1993         1992        1991        1990
                                        ----          ----         ----        ----        ----
                                                (In thousands, except per share data)

 INCOME STATEMENT DATA:
 Interest income . . . . . . . .    $  242,945   $  237,461   $  236,600  $  212,894  $  188,620
 Interest expense  . . . . . . .        93,839       93,426      114,947     115,695     104,336
                                       -------      -------      -------    --------    --------
 Net interest income . . . . . .       149,106      144,035      121,653      97,199      84,284
 Provision for possible loan
  losses . . . . . . . . . . . .         3,545        6,360       16,320      12,268      12,795
 Net interest income after             -------      -------     --------    --------    --------
  provision for possible loan
  losses . . . . . . . . . . . .       145,561      137,675      105,333      84,931      71,489
 Non-interest income . . . . . .        22,479       26,514       30,967      14,717      11,289
 Non-interest expense  . . . . .        79,018       76,640       70,826      54,381      43,362
                                       -------      -------      -------     -------     -------
 Income before income taxes and
  cumulative effect of accounting
  change  . . . . . . . . . . . .       89,022       87,549       65,474      45,267      39,416
 Income taxes  . . . . . . . . .        29,978       30,703       22,095      13,547      10,784
                                       -------      -------      -------     -------     -------
 Income before cumulative effect
  of accounting change . . . . .        59,044       56,846       43,379      31,720      28,632
 Cumulative effect of accounting
  change . . . . . . . . . . . .            --         (402)          --          --          --
                                       -------      -------      -------     -------     -------
 Net income  . . . . . . . . . .    $   59,044   $   56,444   $   43,379  $   31,720  $   28,632
                                     =========    =========    =========   =========   =========


 PER COMMON SHARE DATA<F2>:
 Income before cumulative effect
  of accounting change . . . . .    $     1.96    $    1.91    $    1.49  $     1.09   $    0.98
 Cumulative effect of accounting
  change . . . . . . . . . . . .            --        (0.01)         --          --          --
 Net income  . . . . . . . . . .          1.96         1.90         1.49        1.09        0.98
 Book Value  . . . . . . . . . .          9.91         9.41         8.03        7.22        6.69
 Dividends . . . . . . . . . . .          0.93         0.74         0.67        0.63        0.63

 RATIOS:
 Return on Average Assets  . . .          1.60%        1.62%        1.36%       1.29%       1.44%
 Return on Average Equity  . . .         20.03%       21.42%       19.17%      15.40%      14.54%

 FINANCIAL CONDITION DATA:
 Total assets  . . . . . . . . .    $3,743,943   $3,604,868   $3,357,405  $3,055,062  $2,149,062
 Investment securities held to
  maturity . . . . . . . . . . .       846,151      991,573    1,160,019   1,272,487     408,173
 Investment securities available
  for sale . . . . . . . . . . .       458,223      461,080      331,916       9,239         --
 Loans (net of unearned income)      2,187,808    1,898,941    1,614,064   1,556,555   1,557,344
 Allowance for possible loan
  losses . . . . . . . . . . . .        36,434       36,568       29,990      23,366      17,262
 Deposits  . . . . . . . . . . .     3,334,021    3,250,656    3,052,256   2,726,669   1,875,926
 Shareholders' equity  . . . . .       300,191      282,451      235,550     211,398     196,184

- --------------------

<F2> The per share data has been restated to give retroactive effect to stock splits and dividends, including the 5% stock dividend declared March 23, 1995 to shareholders of record April 14,
     1995, payable May 2, 1995.

Comparative Per Share Data

     The following table shows comparative per share data for Valley Common Stock and Lakeland Common Stock on an historical basis, for Valley Common Stock on a pro forma basis after giving effect to the Mergers and for Lakeland on a pro forma equivalent basis. The Mergers are expected to be accounted for under the pooling of interests method of accounting. The amount of future dividends payable by Valley, if any, is subject to the discretion of Valley's Board of Directors. The Directors normally consider Valley's and VNB's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share of Valley Common Stock equal to its historical cash dividends per share of Valley Common Stock declared. The pro forma combined amounts below have been calculated on a basis consistent with the assumptions utilized in the preparation of the unaudited pro forma combined financial information appearing elsewhere in this Proxy Statement/Prospectus.



                                                                       Pro Forma
                                                                  Equivalent Per
                               Historical Historical   Pro Forma        Lakeland
                                   Valley   Lakeland    Combined       Share<F3>
                               ---------- ----------   ---------  --------------

 Year Ended December 31, 1994
   Net Income Per Share             $1.96      $2.31       $1.93           $2.48
   Book Value Per Share              9.91      13.65       10.02           12.89
   Cash Dividends Per Share          0.93       0.92        0.93            1.20

 Year Ended December 31, 1993
   Net Income Per Share             $1.90      $1.89       $1.84           $2.37
   Book Value Per Share              9.41      13.54        9.46           12.17
   Cash Dividends Per Share          0.74       0.74        0.74            0.95

 Year Ended December 31, 1992
   Net Income Per Share             $1.49      $1.10       $1.39           $1.79
   Book Value Per Share              8.03      12.37        8.12           10.44
   Cash Dividends Per Share          0.67       0.50        0.67            0.86


- ----------------------

<F3> Lakeland pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of 1.286 (which is adjusted for the 5% stock dividend declared by Valley on March 23, 1995, payable on May 2, 1995 to stockholders of record on April 14, 1995).


     The following table presents information concerning the market price of Valley Common Stock and Lakeland Common Stock for the dates indicated:
January 25, 1995, the last business day prior to public announcement of the execution of the Letter of Intent, and May 1, 1995, the latest practicable date before the printing of this Proxy Statement/Prospectus.
The table also presents the equivalent value of Valley Common Stock per Lakeland share which has been calculated by multiplying the market price of Valley Common Stock on the dates indicated by the Exchange Ratio of 1.286. Lakeland Common Stock is listed on the Nasdaq National Market under the symbol "LLSL." Valley Common Stock is traded on the New York Stock Exchange under the symbol "VLY." Lakeland stockholders are urged to obtain current market quotations for the Valley Common Stock. Because the Exchange Ratio is fixed, Lakeland stockholders are not assured of receiving any specific market value of Valley Common Stock. The price of Valley Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Letter of Intent, the time of mailing this Proxy Statement/Prospectus or the time of the Meeting.

                                                            Equivalent
                                                              Value
                                                            of Valley
                                                            Stock Per
                                Market Price                 Share of
                                 Per Share                   Lakeland
                      ----------------------------------    ----------
                           Valley
                          Closing          Lakeland
                          -------          --------
January 25, 1995           $25.48           $21.50            $32.77
May 1, 1995                $_____           $_____            $_____

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statement of Condition of Valley and Lakeland at December 31, 1994 giving effect to the Mergers as if they had been consummated at such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the years ended December 31, 1994, 1993, and 1992 giving effect to the Mergers as if they were consummated on January 1 of each year. The unaudited pro forma information is based on the historical financial statements of Valley and Lakeland after giving effect to the Mergers under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

     The unaudited pro forma combined financial information has been prepared by Valley's management based upon the historical financial statements and related notes thereto of Valley and Lakeland incorporated herein by reference. The unaudited pro forma information should be read in conjunction with such historical financial statements and notes. The historical data for Valley include the combined results of Rock Financial Corporation, which was merged into Valley at the close of business on November 30, 1994. The Rock acquisition was accounted for using the pooling-of-interests method of accounting. The historical data for Valley do not include the results of American Union Bank, which was merged into VNB at the close of business on February 28, 1995, as the combined results would not be materially different from those presented. The Unaudited Pro Forma Combined Statements of Operations are not necessarily indicative of operating results which would have been achieved had the Mergers been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

     The historical per share data for Valley and Lakeland have been restated to give retroactive effect to stock dividends and stock splits, including Valley's 5% stock dividend declared March 23, 1995, payable on May 2, 1995 to Valley shareholders of record on April 14, 1995.

                    PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                     December 31, 1994
                                        (Unaudited)


                                                            PRO FORMA<F4>    PRO FORMA
                                    VALLEY      LAKELAND     ADJUSTMENTS     COMBINED
                                    ------      --------     -----------     --------

                                                     (In Thousands)

 ASSETS:

 Cash and due from banks . .     $  154,647    $   14,957  $       ---      $  169,604
 Investment securities held
  to maturity  . . . . . . .        846,151       250,059          ---       1,096,210
 Investment securities
  available for sale . . . .        458,223           640          ---         458,863
 Loans . . . . . . . . . . .      2,187,808       398,345          ---       2,586,153
 Allowance for possible loan
  losses . . . . . . . . . .        (36,434)       (5,351)         ---         (41,785)
 Other assets  . . . . . . .        133,548        15,227          ---         148,775
                                  ---------     ---------    ---------       ---------
 Total assets  . . . . . . .     $3,743,943    $  673,877   $      ---      $4,417,820
                                  =========     =========    =========      ==========

 LIABILITIES:

 Deposits  . . . . . . . . .     $3,334,021    $  531,057          ---      $3,865,078
 Borrowings  . . . . . . . .         81,684        83,321          ---         165,005
 Other liabilities . . . . .         28,047         6,429          ---          34,476
                                  ---------     ---------     --------       ---------
 Total liabilities . . . . .      3,443,752       620,807          ---       4,064,559
                                  ---------     ---------     --------       ---------

 SHAREHOLDERS' EQUITY

 Common Stock  . . . . . . .         16,276           389        2,277          18,942
 Surplus . . . . . . . . . .        133,190        40,628       (2,277)        171,541
 Retained earnings, net  . .        152,889        12,053           --         164,942
 Treasury stock  . . . . . .        (2,164)           ---          ---          (2,164)
                                  ---------   -----------    ---------       ---------
 Total shareholders' equity         300,191        53,070          ---         353,261
                                  ---------    ---------     ---------       ---------
 Total liabilities and
  shareholders' equity . . .     $3,743,943    $  673,877   $        0      $4,417,820
                                 ==========     =========    =========       =========

- --------------------

<F4>  To record the exchange of 3,886,845 shares of Lakeland Common Stock outstanding at December
      31, 1994 into 4,998,483 shares of Valley Common Stock.



                     PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                          (Unaudited)


                                                For the year ended December 31,
                                         1994                  1993                  1992
                                     ------------           ------------         ------------

                                              (In thousands, except per share data)
   Interest income . . . . . .        $   289,488           $   278,584          $   269,958
   Interest expense  . . . . .            115,263               113,378              133,531
                                       ----------            ----------           ----------
   Net interest income . . . .            174,225               165,206              136,427
   Provision for possible loan
    losses . . . . . . . . . .              5,895                 8,569               17,976
                                       ----------            ----------          -----------
   Net interest income after
    provision for possible
    loan losses  . . . . . . .            168,330               156,637              118,451
   Non-interest income . . . .             23,722                27,728               32,731
   Non-interest expense  . . .             88,788                85,918               78,779
                                       ----------            ----------           ----------
   Income before income taxes
    and cumulative effect of
    accounting change  . . . .            103,264                98,447               72,403
   Income taxes<F5>  . . . . .             35,073                34,191               25,291
                                       ----------            ----------           ----------
   Net income before
    cumulative effect of
    accounting change  . . . .             68,191                64,256               47,112
   Cumulative effect of
    accounting change  . . . .                 --                  (402)                 473
                                       ----------            ----------           ----------
   Net income  . . . . . . . .      $      68,191         $      63,854        $      47,585
                                     ============          ============         ============
   Net income per share before
    cumulative effect of
    accounting change  . . . .      $        1.93         $        1.85        $        1.38
                                    =============          ============         ============
   Net income per share  . . .      $        1.93         $        1.84        $        1.39
                                     ============          ============         ============
   Weighted average number of
    shares outstanding . . . .         35,254,099            34,703,608           34,196,309
                                       ==========            ==========           ==========

- --------------------

<F5>  Income Taxes shown do not reflect a one-time adjustment of approximately
      $3.2 million which will be required in connection with the Mergers to recapture tax bad debt deductions previously taken by Lakeland in the aggregate amount of $8.6 million. Tax bad debt deductions taken by a savings bank must be reversed if the savings bank is merged into a commercial bank, as will be the case in the Bank Merger. The required adjustment has no effect on the pro forma combined statements of income shown above, but Valley will record income tax expense of approximately $3.2 million, which will reduce its net income for the year ended December 31, 1995 by the same amount.


                                    COMBINED PRO FORMA
                                  SELECTED FINANCIAL DATA
                                       (Unaudited)

                                  At or for the Year Ended December 31,
                              1994          1993         1992          1991       1990
                          ------------  -----------  -----------   ----------  ----------

 INCOME STATEMENT DATA        (In thousands, except for per share data)

 Interest income . .      $  289,488   $  278,584    $  269,958   $ 244,372  $  218,627
 Interest expense  .         115,263      113,378       133,531     136,343     125,388
                             -------      -------       -------     -------     -------
 Net interest income         174,225      165,206       136,427     108,029      93,239
 Provision for
  possible loan
  losses . . . . . .           5,895        8,569        17,976       13,037     14,096
 Net interest income         -------      -------       -------      -------    -------
  after provision
  for possible loan
  losses . . . . . .         168,330      156,637       118,451       94,992     79,143
 Non-interest income          23,722       27,728        32,731       15,275     11,350
 Non-interest
  expense. . . . . .          88,788       85,918        78,779       60,811     48,993
 Income before               -------      -------       -------      -------    -------
  income taxes and
  cumulative effect
  of accounting
  change . . . . . .         103,264       98,447        72,403       49,456     41,500
 Income taxes  . . .          35,073       34,191        25,291       15,287     11,973
                             -------      -------       -------      -------    -------
 Income before
  cumulative effect
  of accounting change        68,191       64,256        47,112       34,169     29,527
 Cumulative effect
  of accounting change            --         (402)          473           --         --
                             -------      -------       -------      -------    -------
 Net income  . . . .      $   68,191   $   63,854    $   47,585   $   34,169  $  29,527
                           =========    =========     =========    =========   ========


 PER COMMON SHARE DATA:
 Income before
  cumulative effect
  of accounting change     $    1.93    $    1.85     $    1.38    $   0.99   $    0.87
 Cumulative effect
  of accounting change            --        (0.01)         0.01          --          --
 Net income  . . . .            1.93         1.84          1.39        0.99        0.87
 Book value  . . . .           10.02         9.46          8.12        7.37        7.14
 Dividends . . . . .            0.93         0.74          0.67        0.63        0.63

 RATIOS:
 Return on Average Assets       1.57%        1.58%         1.31%       1.22%       1.28%
 Return on Average Equity      19.77%       20.73%        17.82%      14.10%      12.47%

 FINANCIAL CONDITION DATA:
 Total Assets  . . .      $4,417,820   $4,218,039    $3,866,030  $3,436,623  $2,469,770
 Investment
  securities held to
  maturity . . . . .       1,096,210    1,228,339     1,351,385   1,369,547     454,310
 Investment
  securities
  available for sale         458,863      463,857       335,807       9,239          --
 Loans (net of
  unearned income) .       2,586,153    2,254,610     1,908,590   1,822,883   1,807,023
 Allowance for
  possible loan
  losses . . . . . .          41,785       41,994        33,420      25,185      18,927
 Deposits  . . . . .       3,865,078    3,751,685     3,425,487   3,050,295   2,154,944
 Shareholders'
  equity . . . . . .         353,261      329,749       277,383     251,063     235,137

                    CERTAIN INFORMATION REGARDING VALLEY

Valley National Bancorp

     Valley is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Board of Governors") under the BHCA. Valley was organized under the laws of New Jersey in 1983 by VNB for the purpose of creating a bank holding company for VNB. In addition to VNB, Valley indirectly owns additional subsidiaries through VNB, including two investment subsidiaries and a mortgage servicing subsidiary. The corporate headquarters of Valley is located in Wayne, New Jersey.

     As of December 31, 1994, Valley had consolidated assets of approximately $3.7 billion, deposits of $3.3 billion and stockholders' equity of $300.2 million.

Valley National Bank

     VNB, a wholly owned subsidiary of Valley, is a commercial bank established in 1927 under the laws of the United States of America. It maintains its main office in Passaic, New Jersey and operates 64 branches in northern New Jersey.

     VNB provides a full range of commercial and retail bank services, including the acceptance of demand, savings and time deposits. Retail lending, primarily residential mortgages and automobile loans constitutes a substantial part of VNB's business. VNB also provides commercial loans and mortgages to a variety of businesses and offers full personal, corporate and pension trust and other fiduciary services.


     Additional information about Valley and VNB is included above under the caption "Recent Developments" and in documents incorporated by reference in this Proxy Statement/Prospectus. See "RECENT DEVELOPMENTS" and "INFORMATION INCORPORATED BY REFERENCE."



                   CERTAIN INFORMATION REGARDING LAKELAND

     Lakeland is a bank holding company registered under the BHCA and subject to examination by the Board of Governors. Lakeland is headquartered in Succasunna, New Jersey. Lakeland was incorporated in 1988 for the purpose of acting as a holding company for the bank which is Lakeland's sole operating subsidiary.

     The Bank, a wholly owned subsidiary of Lakeland, was chartered by the State of New Jersey in 1887. The Bank received the necessary approvals from the Office of Thrift Supervision and the New Jersey Department of Banking to convert its charter to a New Jersey chartered capital stock savings bank effective June 1, 1992 and to change the name of the Bank from Lakeland Savings Bank, SLA to Lakeland Savings Bank. The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1954. Its savings deposits are insured by the Savings Association Insurance Fund ("SAIF") which is administered by the Federal Deposit Insurance Corporation ("FDIC").


     Additional information about Lakeland and the Bank is included above under the caption "Recent Developments" and in documents incorporated by reference in this Proxy Statement/Prospectus. See "RECENT DEVELOPMENTS" and "INFORMATION INCORPORATED BY REFERENCE."


                            THE SPECIAL MEETING

General

     This Proxy Statement/Prospectus is being furnished by Lakeland to its stockholders in connection with the solicitation of proxies by the Board of Directors of Lakeland for use at the Special Meeting to be held on May 24, 1995, and any adjournment or adjournments thereof, to consider and vote upon: (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby; and (ii) such other business as may properly came before the Special Meeting or any adjournment thereof.

     After having been submitted, the enclosed Proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such Proxy to the Secretary of Lakeland;
(ii) submitting a Proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the Proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.

     Directors, officers, and employees of Lakeland may solicit proxies from Lakeland stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies will be paid by Lakeland, except that Lakeland and VNB will share printing and mailing expenses of the Proxy materials.


     THE BOARD OF DIRECTORS OF LAKELAND HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF LAKELAND AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY LAKELAND STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS."

Record Date; Vote Required


     The Board of Directors of Lakeland has fixed April 26, 1995, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Lakeland Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Lakeland Common Stock outstanding on the Record Date was _________, each share being entitled to one vote.


     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of Lakeland Common Stock represented at a meeting at which a quorum is present. By checking the appropriate box, a stockholder may: (i) vote "FOR" approval of the Merger Agreement, (ii) vote "AGAINST" approval of the Merger Agreement, or (iii) "ABSTAIN." The Merger Agreement must be approved by a vote of a majority of the shares of the Common Stock votes cast, without regard to (a) Broker Non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     The directors and executive officers of Lakeland (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting _______ shares of Lakeland Common Stock, which represent ____ percent of the shares of Lakeland Common Stock outstanding. The executive officers and directors of Lakeland have indicated that they intend to vote all of their shares in favor of approval of the Merger Agreement. The Board of Directors of Lakeland has unanimously approved the Merger Agreement and recommends that Lakeland stockholders vote "FOR" approval of the Merger Agreement.





                                THE MERGERS

     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF LAKELAND ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

General

     Under the terms of the Merger Agreement, Lakeland will merge with and into Valley and the Bank will subsequently merge with and into VNB. Upon consummation of the Merger, each outstanding share of Lakeland Common Stock will be converted, by virtue of the Merger, automatically and without any action on the part of the holder thereof, into the right to receive 1.286 shares of Valley Common Stock, subject to certain adjustments. See "THE MERGER AGREEMENT -- The Merger."

     Pursuant to a separate merger agreement between VNB and the Bank (the "Bank Merger Agreement"), the Bank will be merged with and into VNB (the "Bank Merger"). Immediately following consummation of the Merger at the Effective Time or as soon thereafter as VNB may deem appropriate, the Bank Merger will be consummated.

Background and Reasons


     BACKGROUND OF THE MERGER. In late 1994, in recognition of the trend towards consolidation and increasing competition in the financial institution industry, Lakeland began to evaluate its strategic alternatives given these circumstances and inquiries by third parties as to possible affiliations or other business combinations. After holding discussions with Valley, Lakeland hired Hopper Soliday in January 1995 to assist it in evaluating a possible business combination with Valley. Thereafter, Valley orally conveyed a non-binding preliminary indication of interest. Following a review of the non-binding preliminary indication of interest and extensive discussion, the Board voted to authorize management to execute a letter of intent and a stock option agreement and to negotiate the terms of a proposed definitive merger agreement with Valley for its consideration.
The Letter of Intent and the Stock Option Agreement were executed by Lakeland and Valley on January 26, 1995.


     During the following weeks, the management of Lakeland and Valley, along with their financial and legal advisors, negotiated the terms and conditions of a transaction as contained in the Merger Agreement.

     On February 24 and 26, 1995, the Lakeland Board met to consider the proposed Merger Agreement with Valley. At those meetings, Hopper Soliday provided the Board with a preliminary indication that the value of the consideration to be received by the Lakeland stockholders was fair from a financial point of view. After extensive discussions, the Lakeland Board voted to approve and adopt the Merger Agreement as of February 27, 1995.

     LAKELAND'S REASONS FOR THE MERGER. Lakeland believes that the Merger is fair to, and in the best interests of Lakeland and its stockholders. Accordingly, the Lakeland Board of Directors has unanimously approved and adopted the Merger Agreement. The Board therefore unanimously recommends that Lakeland's stockholders vote FOR the approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger is fair to, and in the best interests of Lakeland and its stockholders, the Lakeland Board considered a number of factors both from a short-term and long-term perspective, including, without limitation, the following:

     (i) Lakeland Board's familiarity with and review of Lakeland's business, operations, financial conditions, earnings and prospects;

     (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly Lakeland;

     (iii) the Lakeland Board's review, based in part on presentations by Hopper Soliday and the due diligence reviews by Lakeland's financial and legal advisers and management, of the business, operations, financial condition, earnings and prospects of Valley;

     (iv) the advice of Hopper Soliday that the acquisition proposal by Valley was fair to Lakeland stockholders from a financial point of view;

     (v) the Lakeland Board's review of the alternative of continuing to remain independent. In this regard, the Lakeland Board considered an analysis of Hopper Soliday regarding the range of possible values to Lakeland stockholders that could potentially be obtained in a sale of Lakeland to other potential acquirors;

     (vi) the Lakeland Board's evaluation of the risks to consummation of the Mergers, including, among others, the risks associated with obtaining all necessary regulatory approvals without the imposition of any condition which differs from conditions customarily imposed in approving acquisitions of the type contemplated by the Merger Agreement and compliance with which would materially adversely affect the reasonably anticipated benefits of the transactions to Valley;

     (vii) the expectation that the Merger will be a tax-free transaction to Lakeland and its stockholders and that the Merger will be accounted for as a pooling of interests; and

     (viii) the terms of the Merger Agreement and the other documents executed in connection with the Mergers.

     In view of the variety of factors considered in connection with its evaluation of the Mergers, the Lakeland Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     LAKELAND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LAKELAND STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Valley's Reasons for the Merger

     Valley entered into the Merger Agreement with Lakeland as part of Valley's ongoing strategy of growth through acquisitions.

Opinion of Financial Advisor

     Lakeland has retained Hopper Soliday to act as Lakeland's financial advisor and render a fairness opinion in connection with the Merger. Hopper Soliday has provided and continues to provide, certain and other financial advisory services to Lakeland. Hopper Soliday was selected to act as Lakeland's financial advisor on a transaction specific basis based upon its qualifications, expertise and reputation.


     In such capacity, Hopper Soliday participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the price offered was ultimately made by the Board of Directors of Lakeland. Hopper Soliday rendered a preliminary indication of fairness to the Lakeland Board of Directors on January 26, 1995 and rendered its written opinion on May __, 1995 that, in its opinion, as of such date the financial terms of Valley's offer were "fair" to Lakeland and to its stockholders from a financial point of view. No limitations were imposed by Lakeland's Board of Directors upon Hopper Soliday with respect to its investigations or procedures followed by it in arriving at its opinion.

     The full text of the written opinion of Hopper Soliday dated
May __, 1995, which sets forth the assumptions made and the matters considered, is attached as ANNEX B to this Proxy Statement/Prospectus. Lakeland stockholders are urged to read this opinion in its entirety. Hopper Soliday's opinion is directed only to the consideration to be received by Lakeland stockholders in the Merger and does not constitute a recommendation to any Lakeland stockholder as to how such stockholder should vote at the Special Meeting. The summary of Hopper Soliday's opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. Hopper Soliday's preliminary indication of fairness as of January 26, 1995 was to the same effect as its opinion attached hereto.


     In arriving at its written opinion, Hopper Soliday reviewed and analyzed among other things: (i) the Merger Agreement; (ii) the Agreement and Plan of Merger by and between American Union Bank ("American Union") and Valley; (iii) the American Union Proxy Statement/Prospectus; (iv) Valley Annual Reports for the years ended December 31, 1992 through December 31, 1994 and Annual Reports on Form 10-K for the years ended December 31, 1992 and 1993; (v) Lakeland Annual Reports for the years ended June 30, 1992 through June 30, 1994, Annual Reports on Form 10-K for the same period and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994 and December 31, 1994; (vi) financial forecasts of Valley reviewed with the management of Valley; (vii) financial forecasts of Lakeland reviewed with the management of Lakeland; (viii) the views of senior management of Lakeland and Valley of their respective past and current business operations, results thereof, financial condition and future prospects; (ix) historical and currently publicly available market information concerning the trading of and the trading markets for Lakeland Common Stock and Valley Common Stock; (x) the financial terms of recent mergers and acquisitions in the savings industry; (xi) the current banking environment; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Hopper Soliday considered relevant.

     In connection with its review, Hopper Soliday relied upon and assumed without independent verification the accuracy and completeness of the financial and other information regarding Valley and Lakeland provided to Hopper Soliday by the companies and their representatives. Hopper Soliday was not retained to nor did it conduct a physical inspection of any of the properties or facilities of Valley or Lakeland, nor did Hopper Soliday make any independent evaluation or appraisal of Valley's or Lakeland's assets or liabilities, nor was it furnished with any such appraisal. Hopper Soliday also assumed that the Mergers in all respects are, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Valley and Lakeland.

     In rendering its opinion, Hopper Soliday assumed that in the course of obtaining the necessary approvals for the Merger and in the preparation of this Proxy Statement/Prospectus, no conditions will be imposed that will have a material adverse effect on the amount or form of the consideration or on the results of operations, or the financial condition or prospects of Lakeland or, on a pro forma basis, Valley.

     In arriving at its opinion, Hopper Soliday performed a variety of financial analyses. The preparation of a fairness opinion, however, involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and therefore, such opinion is not readily susceptible to summary description. Accordingly, Hopper Soliday believes that its analyses must be considered as a whole and that considering any portions of such analysis and the factors considered, without considering all the analyses and factors could create a misleading view of the process underlying Hopper Soliday's opinion. No one analysis was assigned a greater significance than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, Hopper Soliday has reached the conclusion, and opines, that the terms of the Merger, as set forth in the Agreement and Plan of Merger, are fair from a financial point of view to Lakeland and its stockholders.

     In its analyses, Hopper Soliday made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Valley or Lakeland. Any estimates contained in Hopper Soliday's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.


     The following is a brief summary of the analyses and procedures performed by Hopper Soliday in the course of arriving at its written opinion dated May __, 1995 and presented to the Lakeland Board of Directors. See ANNEX B.


     Impact Analysis - Hopper Soliday analyzed the changes in the amount of earnings, book value and indicated dividends represented by the issuance of
1.286 shares of Valley Common Stock and the number of outstanding shares of Lakeland Common Stock. The analysis evaluated, among other things, possible dilution in earnings and book value per share for Valley and the dividends to be received by Lakeland stockholders. This analysis was based upon December 31, 1993 data for Valley and Lakeland.

     At the time performed, this analysis indicated that the Merger would be approximately 1.03% dilutive to Valley's earnings per share (after giving pro forma effect to the American Union Merger), assuming no merger economies, other expense reductions or revenue enhancements. Hopper Soliday's analysis also evaluated, among other things, the Merger's accretive effect on Valley's tangible book value per share of approximately 0.31%, the percentage of reserves to non-performing loans and the capitalization of Valley after the Merger. In addition, Hopper Soliday's analysis considered dividends paid by Lakeland to date and future dividend prospects for fiscal 1995 and Valley's annualized dividend of $1.00 per share. This impact analysis was based upon the data available at the time performed and should not be construed as indicative of the actual impact of the Merger when consummated.

     Impact per Share Analysis. Hopper Soliday also analyzed the impact of the Merger on certain Valley values (giving pro forma effect to the American Union Merger) per Lakeland share based on the exchange ratio of
1.286 shares of Valley Common Stock for one share of Lakeland Common Stock. That analysis, which was based on certain assumptions made by Hopper Soliday found that, based on the Exchange Ratio, Valley's equivalent earnings per share would be $2.48, or 7.36% greater than existing Lakeland earnings per share; that Valley's equivalent tangible book value would be $12.36, or 6.51% less than the existing Lakeland tangible book value; and that Valley's equivalent dividend income would be $1.286, or 28.60% greater than Lakeland's current dividend income per share, including the special dividend paid in August 1994.


     Stock Performance Analysis. Hopper Soliday reviewed the trading prices of Lakeland and Valley over the period from December 31, 1990 to January 31, 1995, relative to each other, the Standard & Poor's 500 Stock Index and SNL Securities' All Bank and All Thrift indices. Over the various periods analyzed, the performance of Lakeland Common Stock and Valley Common Stock exceeded the performance of the Standard & Poor's 500 Stock Index and SNL Securities' All Bank and All Thrift indices.


     Comparable Companies Analysis. Hopper Soliday performed an analysis of Lakeland's operating performance (including return on average assets, return on average common equity, total and tangible equity/assets and certain asset quality measures) and stock price to book and tangible book value and earnings multiples relative to the following three subsets: (i) fifteen thrift institutions located in New Jersey (Bankers Corp., Central Jersey Financial Corporation, Covenant Bank for Savings, Collective Bancorp, Inc., FMS Financial Corp., First State Financial Services, Inc., First Savings Bank, SLA, MHC, First Savings Bank of NJ, MHC, First Home Savings Bank, FSB, IBS Financial Corp., Lakeview Financial Corp., Pamrapo Bancorp, Inc., PennFed Financial Services, Inc., Pulse Bancorp, Inc. and Raritan Bancorp, Inc.); (ii) sixteen institutions located in the Mid-Atlantic states with total assets of $500 million to $1.5 billion and an equity/assets ratio greater than 7.00% (Bay Ridge Bancorp, Inc., BSB Bancorp, Inc., Commonwealth Savings Bank, MHC, First Savings Bank, MHC, Harris Savings Bank, MHC, IBS Financial Corp., Maryland Federal Bancorp, Inc., MLF Bancorp, Inc., PennFed Financial Services, Inc., Prime Bancorp, Inc., Progressive Bank, Inc., PennFirst Bancorp, Inc., Queens County Bancorp, Inc., Reliance Bancorp, Inc., Sunrise Bancorp, Inc. and York Financial Corp.) and (iii) twenty-four institutions nationwide with total assets of $500 million to $1.5 billion, an equity to assets ratio greater than 7.00%, non-performing assets to total assets ratio of 2.00% or less and a year to date return on average assets ratio of 1.00% or greater (Advantage Bancorp, Inc., Anchor BanCorp Wisconsin, Inc., American Federal Bank, FSB, AMFED Financial, Inc., Bankers First Corporation, BSB Bancorp, Inc., Calumet Bancorp, Inc., Eagle Financial Services Corp., FFY Financial Corp., First Savings Bank, MHC, Harbor Federal Savings Bank, MHC, Home Financial Corp., Home Federal Bancorp, IBS Financial Corp., Indiana Federal Corporation, InterWest Savings Bank, Maryland Federal Bancorp, Inc., N.S. Bancorp, Inc., Prime Bancorp, Inc., Progressive Bank, Inc., Queens County Bancorp, Inc., Reliance Bancorp, Inc., and Sunrise Bancorp, Inc.).

     Hopper Soliday calculated the high, low, mean and median values for price to book value, price to tangible book value, price to latest twelve months earnings, non-performing assets to total assets, latest twelve months return on average assets (before extraordinary items) and latest twelve months return on average equity (before extraordinary items) for each of the respective groups of comparable companies. At December 31, 1995, Lakeland's price to book value of 142.86%, price to tangible book value of 147.50%, price to latest twelve months earnings of 8.4x, non-performing assets to total assets of 1.06%, latest twelve months return on average assets of 1.41% and latest twelve months return on average equity of 18.19% was compared to the medians of each of the respective groups of comparable companies. The medians for the New Jersey peer group were 98.98%, 105.12%, 8.6x, 1.67%, 1.08% and 11.98%, respectively. The medians for the Mid-Atlantic peer group were 91.35%, 92.75%, 9.2x, 0.73%, 1.06%, and 10.13%, respectively. The medians for the nationwide peer group were 98.88%, 110.15%, 8.9x, 0.69%, 1.15% and 11.63%, respectively.

     Comparable Transactions Analysis. Hopper Soliday compared the multiples of book value, tangible book value, the latest twelve months' earnings and the premium paid in excess of tangible book value as a percentage of core deposits with the multiples paid in recent acquisitions of savings institutions that Hopper Soliday deemed comparable. The transactions deemed comparable by Hopper Soliday included both intrastate and interstate acquisitions announced since January 1, 1993 with total assets between $375.0 million and $1.6 billion and an announced transaction value in excess of $50.0 million. The transactions compared included (buyer/seller): NBD Bancorp, Inc./DeerBank Corp; BayBanks, Inc./NFS Financial Corporation; First Bancorporation of Ohio/CIVISTA Corporation; First Interstate Bancorp/University Savings Bank; New York Bancorp, Inc./Hamilton Bancorp, Inc.; Sovereign Bancorp/Charter FSB Bancorp, Inc.; NBD Bancorp, Inc./AmeriFed Financial Corporation; Core States Financial Corp/Germantown Savings Bank; Fifth Third Bancorp/Cumberland Federal Bancorporation; UJB Financial Corp/VSB Bancorp, Inc.; Citizens Financial Group/Neworld Bancorp; Roosevelt Financial Group/Home Federal Bancorp of Missouri; SunTrust Banks, Inc./Regional Investment Corporation; Shawmut National Corporation/Peoples Bancorp of Worcester; Mercantile Bancorporation, Inc./Untied Postal Bancorp; Fifth Third Bancorp/TriState Bancorp; CB Bancshares, Inc./International Holding Capital Corp.; and Huntington Bancshares, Inc./Railroadmen's FS&LA of Indianapolis.

     No company or transaction used in this analysis is identical to Lakeland, Valley or the Merger and Hopper Soliday did not assign greater weight to any specific company or transaction. Accordingly, the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

     Discounted Cash Flow Analysis. Hopper Soliday estimated the future earnings, tangible book value and a dividend stream that Lakeland could produce over a four and a half year period (ending June 30, 1999), assuming annual growth rates of 10%, 15% and 20% in earnings. Hopper Soliday also estimated the terminal value of the Lakeland Common Stock at the end of such period by: (i) a range of 10 to 15 times Lakeland's terminal year earnings and (ii) a range of 125% to 225% of Lakeland's tangible book value at the end of the period analyzed. Using a discounted cash flow analysis, the dividend streams and terminal values were then discounted to present values using discount rates ranging from 10% to 20%, which reflects different assumptions regarding the required rates of return of holders and prospective buyers of Lakeland Common Stock. The range of present values per fully diluted share of Lakeland Common Stock resulting from these assumptions was from $13.87 to $52.25, using a terminal value based on earnings, and from $15.07 to $39.87 using a terminal value based on tangible book value. The low end of the range utilizing earnings as a terminal value was based upon a 10% earnings growth rate, a terminal earnings multiple of 10 and a 20% discount rate, while the high end of this range was based upon a 20% earnings growth rate, a terminal earnings multiple of 15 and a 10% discount rate. The low end of the range utilizing tangible book value as a terminal value was based upon a 10% earnings growth rate, a tangible book value multiple of 125% and a 20% discount rate, while the high end of this range was based upon a 20% earnings growth rate, a tangible book value multiple of 225% and a 10% discount rate.


     Hopper Soliday's written opinion dated May __, 1995 is based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such opinion, including the market price of Valley Common Stock. Events occurring after that date, including a material change in the market price of Valley Common Stock, could materially affect the assumptions and conclusions contained in this opinion. Hopper Soliday has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof.


     Compensation of Hopper Soliday. Pursuant to an engagement letter dated January 10, 1995 between Lakeland and Hopper Soliday, Lakeland agreed to pay Hopper Soliday an initial non-refundable retainer of $35,000. In addition, upon the execution of a definitive merger agreement with Valley, Lakeland became obligated to pay Hopper Soliday a contingent advisory fee ("Advisory Fee") equal to one half of one percent (0.50%) of the total merger consideration and such Advisory Fee would not exceed $650,000. The Advisory Fee is due and payable in cash upon the Effective Time of the Merger and the non-refundable retainer will be credited toward the Advisory Fee.

     As part of its investment banking business, Hopper Soliday is regularly engaged in the valuation of securities and companies, and in particular the valuation of bank holding companies, banks, savings and loan companies and savings institutions and their securities, in connection with mergers, acquisitions, private placements, secondary distributions of listed and unlisted securities and other corporate transactions. The Board of Directors of Lakeland decided to retain Hopper Soliday based on its experience as a financial advisor in mergers and acquisitions, particularly financial institutions in the Mid-Atlantic region of the United States, and its knowledge of financial institutions and Lakeland in particular.

Certain Federal Income Tax Consequences

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF LAKELAND COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. LAKELAND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     General. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, no gain or loss will be recognized by Valley, Lakeland, VNB, the Bank or to the shareholders of Lakeland upon the exchange of their shares of Lakeland Common Stock solely for shares of Valley Common Stock pursuant to the Merger. Counsel to Valley is required, as a condition of closing, to provide an opinion to Valley and to Lakeland, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement, counsel has provided an opinion that, based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

     Consequences of Receipt of Cash in Lieu of Fractional Shares. In general, cash paid in lieu of fractional share interests in corporate reorganizations is treated as having been received in part or full payment in exchange for the fractional share interest (and therefore subject to capital gains treatment if the related shares are held as capital assets) if the cash distribution is undertaken solely for purposes of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration.

     Basis of Valley Common Stock. The basis of Valley Common Stock received by a Lakeland shareholder who receives solely Valley Common Stock will be the same immediately after the exchange, as the basis of such shareholder's Lakeland Common Stock exchanged therefor. Where a Lakeland shareholder receives both Valley Common Stock and cash, the basis of the Valley Common Stock received will equal (a) the basis of the Lakeland Common Stock exchanged therefor, (b) decreased by the amount of cash received and (c) increased by the amount of gain recognized, if any, on the exchange.

     Holding Period. The holding period of Valley Common Stock received by a Lakeland shareholder will include the holding period for the Lakeland Common Stock exchanged therefor.

     Consequences to Holders of Unexercised Lakeland Options. Holders of options to purchase Lakeland Common Stock which have been issued pursuant to the stock option plan maintained by Lakeland may elect to convert their unexercised options to purchase shares of Lakeland Common Stock ("Lakeland Options") either into (i) an option to purchase Valley Common Stock on the same terms and conditions existing for the current stock option, except that the number of shares of Valley Common Stock purchasable under the option and the option price will both be adjusted to reflect the Exchange Ratio, or (ii) for holders of vested Lakeland Options, the right to receive a number of whole shares of Valley Common Stock with a value equal to the difference between the exercise price of the option and the value of the shares of Valley Common Stock received in exchange for each share of Lakeland Common Stock.

     In the case of holders of the Lakeland Options which qualify as "incentive stock options" pursuant to Section 422 of the Code, no gain or loss will be recognized on a substitution of Valley Common Stock options for Lakeland Options, provided the excess of the aggregate fair market value of the Valley Common Stock subject to the options over the aggregate option price for such shares is not greater than the excess of the aggregate fair market value of the Lakeland Common Stock subject to the aggregate options over the option price for such shares immediately prior to the substitution, and further provided that no additional benefits are conferred upon the holders of the new options. The substituted Valley Common Stock options also should qualify as incentive stock options under
Section 422 of the Code, provided the terms of the new options are in full compliance with such statutory provision. Those holders of incentive stock options who receive cash or Valley Common Stock in cancellation of their Lakeland Options will be treated as having received compensation taxable as ordinary income equal to the amount by which the amount of cash or the value of the Valley Common Stock received exceeds their adjusted basis in their incentive stock options, if any.

     No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement/Prospectus to stockholders of Lakeland, and no opinion of counsel has been or will be rendered to Lakeland's stockholders with respect to any of the tax effects of the Mergers to Lakeland's stockholders. There is no assurance that applicable tax laws will not change prior to the Effective Date.

                            THE MERGER AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS.

The Mergers

     Under the terms of the Merger Agreement, Lakeland will merge with and into Valley in accordance with the New Jersey Business Corporation Act and Valley will be the Surviving Corporation. Immediately following the effective time, the Bank will be merged with and into VNB. Upon consummation of the Merger, each outstanding share of Lakeland Common Stock will be converted, by virtue of the Merger, automatically and without any action on the part of the holder thereof, into and represent the right to receive 1.286 shares of Valley Common Stock. The Exchange Ratio of 1.286 shares, and all share and per share data (including reported stock prices) for Valley and for Valley and Lakeland on a pro forma basis included in this Proxy Statement/Prospectus, have been adjusted for the 5% stock dividend declared March 23, 1995 and payable May 2, 1995 to Valley stockholders of record of April 14, 1995. The Merger Agreement, a copy of which is attached as ANNEX A to this Proxy Statement/Prospectus, has been amended and restated to reflect the adjusted Exchange Ratio. Valley's Annual Report on Form 10-K, which is incorporated by reference into this Proxy Statement/Prospectus, has not been amended or restated to retroactively reflect the stock dividend.


     The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification or similar transaction by Valley with respect to the Valley Common Stock. No adjustments to the Exchange Ratio will be made as of the Effective Time to compensate Lakeland stockholders for any change in the market value of Valley Common Stock between January 26, 1995 (the date of the Letter of Intent) and the Effective Time.


     No holder of Lakeland Common Stock will be entitled to receive any fractional share of Valley Common Stock, but instead will be entitled to receive (without interest) a cash payment in the amount of the value of such fractional share interest, determined by multiplying such holder's fractional interest by the Average Closing Price ( as defined below) of Valley Common Stock. All shares of Valley Common Stock that individual Lakeland stockholders are entitled to receive in exchange for each share of Lakeland Common Stock held will be aggregated to constitute as many whole share of Valley Common Stock as possible before determining the amount of a cash payment for fractional shares.


     The "Average Closing Price" is defined in the Merger Agreement as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange and published in the WALL STREET JOURNAL during the first 10 of the 15 consecutive trading days immediately preceding the Closing. The Average Closing Price is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to the Valley Common Stock. The closing price of Valley Common Stock on May 1, 1995, the latest practicable trading day before the printing of this Proxy Statement/Prospectus was $____. For a more complete description of the Merger Agreement and the terms of the Merger, see "ANNEX A."


Effective Time

     The Effective Time of the Merger will be the time and date on which a Certificate of Merger is filed with the Secretary of State of the State of New Jersey. A closing (the "Closing") will occur on the first day of the month next following receipt of all necessary regulatory approvals and the satisfaction and waiver of all conditions precedent to the Merger, or at such other time agreed to by Valley and Lakeland. Immediately following the Closing, the Certificate of Merger will be filed with the Secretary of State of the State of New Jersey. At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged. The actual Effective Time is dependent upon satisfaction of all conditions precedent, some of which are not under control of Valley and/or
Lakeland, and may be changed by agreement of the parties.   The Board of

     Directors of either Valley or Lakeland may terminate the Merger Agreement if the Effective Date does not occur on or before October 31, 1995. See
"-- Exchange of Lakeland Certificates" and "-- Conditions to Consummation; Termination."

Exchange of Lakeland Certificates

     As promptly as practicable after the Effective Date, Valley will send or cause to be sent to each stockholder of record of Lakeland Common Stock, transmittal materials for use in exchanging all of such stockholder's certificates or certificates representing shares of Lakeland Common Stock for certificates representing Valley Common Stock, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

     LAKELAND STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Holders of outstanding certificates for Lakeland Common Stock, upon proper surrender of such certificates to Valley, will receive, promptly after the Effective Time, a certificate representing the full number of shares of Valley Common Stock into which the shares of Lakeland Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which he may be entitled.

     Each share of Valley Common Stock for which shares of Lakeland Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, Lakeland shareholders who receive Valley Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley Common Stock as of the dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of Valley Common Stock until the certificate or certificates formerly representing shares of Lakeland Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Valley Common stock will be paid without interest.

     After the Effective Date, the stock transfer books of Lakeland will be closed and there will be no transfers on the transfer books of Lakeland of the shares of Lakeland Common Stock that were outstanding immediately prior to the Effective Time.

Conversion of Stock Options


     The Merger Agreement provides that each outstanding option to purchase Lakeland Common Stock (a "Lakeland Option") granted under Lakeland's existing stock option plan (the "Lakeland Option Plan") will be converted at the Effective Time into either an option to purchase Valley Common Stock or the right to receive shares of Valley Common Stock, as more fully described below. At the Effective Time, each outstanding Lakeland Option will be converted, at the election of the holder of the Lakeland Option (the "Optionee"), into either (i) an option to purchase Valley Common
Stock on the same terms and conditions existing for the current Lakeland Option, except that the number of shares of Valley Common Stock purchasable under the new option and the new option exercise price will both be adjusted to reflect the Exchange Ratio, or (ii) if the Lakeland Option is fully vested at the Closing, into the right to receive a number of whole shares of Valley Common Stock equal to (x) the excess of the sum determined by multiplying (A) the number of shares of Lakeland Common
Stock covered by the Lakeland Option, times (B) the Exchange Ratio, times
(C) the Average Closing Price, less (y) the aggregate exercise price for the Lakeland Option (z) divided by the Average Closing Price; provided, that only an Optionee who is an employee or director of Lakeland or the Bank at the Effective Time and who will become an employee or director of Valley or VNB immediately after the Effective Time will be entitled to select alternative (i). Any Optionee whose options are fully vested and who either chooses alternative (ii) or is limited to alternative (ii) because the Optionee will not be an employee or director of Valley or VNB immediately after the Effective Time will receive an aggregate whole number of shares of Valley Common Stock for all Lakeland Options so converted and if applicable, an amount in cash equal to the fractional interest in Valley Common Stock such Optionee would otherwise be entitled to receive, multiplied by the Average Closing Price of Valley Common
Stock. Any Optionee choosing or limited to alternative (ii) should carefully consider the possibility of exercising his or her Lakeland Options prior to the Effective Time, rather than having such Lakeland Options converted into Valley Common Stock at the Effective Time, which would cause an immediate recognition of taxable income to the Optionee.
See "THE MERGERS -- Certain Federal Income Tax Consequences" for a discussion of the federal income tax consequences of these alternatives.

     From and after the Effective Time, each Lakeland Option which is converted into an option to purchase Valley Common Stock will be administered, operated, and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by such board. Valley has agreed to reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations under such options, and to register such shares, if they are not previously registered to the Securities Act.

     Holders of Lakeland Options will receive an Option Preference Form after the mailing of this Proxy Statement/Prospectus but prior to the Effective Time and may exercise the election by submitting the Option Preference Form as specified in such form. As of March 31, 1995, there were _____ Lakeland Options outstanding.


Dissenters' Rights

     Consistent with the provisions of the New Jersey Business Corporation Act, no stockholder of Lakeland will have the right to dissent from the Merger.

Interests of Certain Persons in the Merger

     The Merger Agreement provides that for the six-year period following the Effective Time, Valley will indemnify the directors, officers, and employees of Lakeland holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under Lakeland's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement.


     As of the Effective Time, Valley will cause its Board of Directors to take action to appoint to the Board of Directors of Valley Mr. William H. McNear and one other director to be selected by Valley from two nominees submitted by the Board of Directors of Lakeland. In addition, John Grabovetz will be designated as a Director Emeritus of Valley at the Effective Time. As of the Effective Time, Valley will appoint Michael Halpin as a First Senior Vice President of VNB, and Valley will assume in writing Mr. Halpin's employment contract. Mr. McNear will receive a lump sum payment of $150,000 from Lakeland upon the Effective Time in settlement of his Retainer Agreement with Lakeland. In a letter dated February 27, 1995, from VNB to Lakeland, VNB has agreed to provide Lakeland employees and Directors with certain benefits. See "-- Employment Matters" and ANNEX D -- Letter Regarding Employee and Director Benefits.






Employment Matters

     In a letter to Lakeland dated February 27, 1995, Valley expressed its intention to provide certain benefits to Lakeland and Bank employees who become employees of Valley or VNB. See Annex D -- Letter Regarding Employee and Director Benefits. Valley and VNB intend to provide eligible, actively employed Lakeland and Bank employees who join Valley or VNB with the same Valley or VNB benefits plans coverage under which Valley and VNB employees participate under the terms and conditions as required by Valley and VNB plan contracts. VNB benefit plans include but are not limited to, medical, dental and disability plans, pension and 401(k) plans, vacation and paid personal days and sick days. It is anticipated that employees of the Bank will retain their date of employment with the Bank for purposes of calculating VNB employee seniority and eligibility for VNB benefit plans.

     It is Valley's intention that employees will be eligible to participate in the VNB 401(k) and Retirement plans as soon as feasible after the date of the Merger assuming all legal and financial requirements of the VNB and Lakeland retirement plans are satisfactory and complete, and that employees of the Bank will receive full eligible credit, sick leave accrual and vesting for prior pension services under the Lakeland Retirement Plan when merged into the VNB Retirement Plan. VNB maintains the sole right to determine the terms and conditions of VNB benefit plans for service after the Effective Time of the Merger, but it is Valley's intent that such benefits, in the aggregate, will not be less than those applicable to Lakeland or the Bank prior to the Merger.

     If any Lakeland or Bank employee is relocated as a result of departmental consolidations following the Effective Time to a location, other than that of an acquired Lakeland office or facility, Valley intends to give such employee, on a priority basis, the opportunity to accept a job posting to relocate to a Lakeland office or facility at the salary and position so posted. VNB intends to offer the severance arrangements to employees of the Bank consistent with prior Valley mergers.

     Consistent with Lakeland's past practice, Valley intends to provide Directors of Lakeland who continue as or become retired Directors of Lakeland, with supplemental medical insurance which supplements their coverage under Medicare, and to provide any Director or retired Director who is not 65 years of age with a supplementary medical insurance policy or a primary medical insurance policy until such person reaches age 65 at which time the supplementary policy will apply. Valley also intends to continue the Lakeland Directors Post-Retirement Plan.

Business Pending Consummation

     Lakeland has agreed in the Merger Agreement not to take certain actions relating to the operation of Lakeland pending consummation of the Mergers, without the prior written consent of Valley or VNB, except as otherwise permitted by the Merger Agreement. These actions include, among other things: (i) changing any provision of its Certificate of Incorporation or Bylaws or similar governing document; (ii) paying any dividends (other than regular quarterly dividends of $0.15 per share and one special dividend which may be declared in an amount such that between January 26, 1995 and the Effective Time, Lakeland's stockholders will receive dividends equal to those they would have received had the Merger been consummated on January 26, 1995) or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of an outstanding Lakeland Option) or giving any person the right to acquire any such shares; (iii) granting any severance or termination pay other than the settlement of the retainer agreement of Mr. William H. McNear, Chairman of the Board of Lakeland, or pursuant to policies of Lakeland in effect as of the date of the Merger Agreement (see "-- Interests of Certain Persons") or entering into or amending any employment agreement with any directors, officers, or employees except as authorized in the Merger Agreement, or adopting any new employee benefit plan or arrangement or amending any existing benefit plan;
(iv) awarding any increase in compensation or benefits to its directors, officers, or employees except in the ordinary course of business and consistent with past practices and policies; (v) selling or disposing of any substantial amount of assets or incurring any significant liability other than in the ordinary course of business; or (vi) taking any other action not in the ordinary course of business consistent with prudent banking practices.

Regulatory Approvals


     Consummation of the Merger requires the approval of the OCC. OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Lakeland. An application for such approval was filed on March 22, 1995. On March 22, 1995, Valley submitted a draft application to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the BHCA. The Merger and the Bank Merger cannot proceed in the absence of the requisite regulatory approvals. While Valley and Lakeland anticipate receiving such approvals, there can be no assurance that they will be granted, or that they will be granted on a timely basis. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to Consummation; Termination". There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Merger or the Bank Merger or, if such a challenge is made, as to the result thereof.


Conditions to Consummation; Termination

     Consummation of the Mergers is subject, among other things, to:
(i) approval of the Merger Agreement by the requisite vote of the stockholders of Lakeland; (ii) the receipt of all consents, approvals and authorizations of all necessary federal government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "--Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of Valley Common Stock to be issued to Lakeland stockholders; (iv) qualification of the Merger to be treated by Valley as a pooling-of-interests for accounting purposes; and
(v) receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Lakeland Common Stock for Valley Common Stock is a tax-free reorganization with the meaning of Section 368(a)(1)(A) of the Code. See "--Federal Income Tax Consequences". Consummation of the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Lakeland and Valley, respectively, contained in the Merger Agreement; (ii) the performance by Lakeland or Valley, as the case may be, in all material respects, of all obligations under the Merger Agreement; (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and (iv) receipt by the Board of Directors of Lakeland of a fairness opinion by Hopper Soliday (see "-- Opinion of Financial Advisor").

     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Lakeland and Valley, each of the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; and (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement.

     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Lakeland, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of Valley and Lakeland; or (ii) by either Valley or Lakeland, (a) if the stockholders of Lakeland fail to approve the Merger Agreement, (b) if the Merger is not consummated on or before October 31, 1995, or (c) if any necessary regulatory approval has been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Lakeland if any such application is approved with conditions which materially impair the value of Lakeland and the Bank, taken as a whole, to Valley.

     The Merger Agreement also provides that the Merger Agreement may be terminated: (a) by Valley if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Lakeland or the Bank, taken as a whole, from that disclosed by Lakeland on February 27, 1995; or (ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to the Mergers) of Lakeland for any full fiscal quarter after December 31, 1994, is materially less than the net income of Lakeland for each of the last two fiscal quarters of calendar year 1994; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Lakeland; (b) by Lakeland, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on February 27, 1995; or
(ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to the Mergers) of Valley for any full fiscal quarter after December 31, 1994, is materially less than the net income of Valley for each of the last two fiscal quarters of calendar year 1994; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley; (c) by Valley or Lakeland if any condition to Closing specified in the Merger Agreement applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition; or (d) by Lakeland in the event that the fiduciary responsibilities of the Board of Directors of Lakeland established under applicable law require Lakeland to participate or authorize participation in any "Acquisition Transaction," as defined in the Merger Agreement. See ANNEX A.

     Upon termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses, except that the cost of printing and mailing this Proxy Statement/Prospectus will be borne equally by Valley and Lakeland. In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Agreement.

Amendment

     The Merger Agreement may be amended by mutual action taken by Valley and Lakeland at any time before or after the adoption of the Merger Agreement by the stockholders of Lakeland but, after any such adoption, no amendment can be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of Lakeland without the approval of such stockholders. The Merger Agreement may not be amended, except by an instrument in writing signed on behalf of Valley, VNB, Lakeland, and the Bank.

Extension; Waiver

     Lakeland, the Bank, Valley, or VNB may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
(iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

Accounting Treatment

     The Merger is expected to be accounted for by Valley under the pooling-of-interests method of accounting. As required by generally accepted accounting principles, under a pooling of interest, the assets and liabilities of Lakeland as of the Effective Time will be recorded at their respective historical cost net of depreciation and added to those of Valley. Financial statements of Valley issued after consummation of the Merger would reflect such values. Financial statements of Valley issued before consummation of the Merger will be restated retroactively to reflect Lakeland's historical financial position or results of operations. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

Expenses

     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing and mailing expenses will be shared equally by Valley and Lakeland if the Merger Agreement is terminated.

Resale of Valley Common Stock by Affiliates

     The shares of Valley Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933 (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Lakeland, who may be deemed to be "affiliates" of Lakeland under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% stockholders are presumed by the Securities and Exchange Commission to control the issuer. Affiliates may not sell their shares of Valley Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the Valley Common Stock or in compliance with Rule 145 requirements of the Securities Act.

     Persons who may be deemed to be "affiliates" of Lakeland have delivered letters to Valley in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Lakeland Common Stock owned by them and any Valley Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interest, the affiliates of Lakeland have agreed not to transfer the shares during a period commencing with the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of Valley and Lakeland have been published by Valley or filed by Valley on a Form 8-K, 10-Q or 10-K. Also, in connection with the pooling-of-interests rules, the affiliates have agreed not to transfer their Lakeland Common Stock in the period prior to 30 days before the Effective Time without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, the affiliates have also agreed to refrain from transferring Valley Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

     Persons who may be deemed "affiliates" of Valley have also delivered letters in which they have agreed not to transfer Valley Common Stock beneficially owned by them in violation of the pooling-of -interests restrictions set forth above with respect to Lakeland.



                         THE STOCK OPTION AGREEMENT

     Valley and Lakeland entered into the Stock Option Agreement, in connection with the execution of the Letter of Intent. Pursuant to the terms of the Stock Option Agreement, Lakeland has granted to Valley an Option to purchase up to 1,250,000 authorized but unissued shares of Lakeland Common Stock, or approximately 24.9% of the outstanding shares of Lakeland Common Stock. The exercise price under the Stock Option Agreement is $21.00 per share. Valley does not have any voting rights with respect to shares of Lakeland Common Stock subject to the Option prior to exercise of the Option. The Stock Option Agreement is set forth as Annex C hereto.

     In the event that certain specifically enumerated "Triggering Events" occur, as defined below, including but not limited to the acquisition of beneficial ownership of at least 20% of the outstanding shares of Lakeland Common Stock by a person or group other than Valley or an affiliate of Valley, Valley may exercise the Option in whole or in part. The ability of Valley to exercise the Option and to cause up to an additional 1,250,000 shares of Lakeland Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Lakeland because it is likely to increase the cost of an acquisition of all of the shares of Lakeland Common Stock that would be outstanding. In the event that a Triggering Event occurs and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of Lakeland Common Stock received pursuant to the exercise of the Option if such shares of Lakeland Common Stock were sold at prices exceeding $21.00 per share.

     Upon or after the occurrence of certain "Triggering Events" (as hereinafter defined), and only while Valley is not in material breach of the Agreement, the Option may be exercised by Valley in whole or in part. The term "Triggering Event" is defined to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Exchange Act and the rules and regulations thereunder, other than Valley or an affiliate of Valley, (a) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Lakeland Common Stock; (b) enters into a written letter of intent or an agreement with Lakeland pursuant to which such person would: (i) merge or consolidate, or enter into any similar transaction, with Lakeland; (ii) acquire all or a significant portion of the assets or liabilities of Lakeland; or (iii) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Lakeland Common Stock; or (c) makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal"), for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Lakeland or any other business combination involving Lakeland or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Lakeland Common Stock, and thereafter, if such Proposal has not been publicly withdrawn (as defined in the Stock Option Agreement) at least fifteen (15) days prior to the Lakeland Special Meeting called to vote on the Merger and Lakeland's stockholders fail to approve the Merger by the vote required by applicable law at the Lakeland Special Meeting; or (d) makes a bona fide Proposal and thereafter, but before such Proposal has been publicly withdrawn, Lakeland willfully takes any action in any manner that would materially interfere with its desire or ability to enter into a definitive Merger Agreement or its ability to consummate the Merger or materially reduce the value of the transaction to Valley. The term "Triggering Event" is further defined as the taking of any direct or indirect action by Lakeland or any of its directors, officers or agents to invite, encourage or solicit any Proposal which has as its purpose a tender offer for the shares of Lakeland Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Lakeland, or a sale of shares of Lakeland Common Stock or any significant portion of its assets or liabilities. Under the Stock Option Agreement, a significant portion means 25% of the assets or liabilities of Lakeland. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over Lakeland or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

     Valley may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of Valley. The Option may not be exercised at any time that Valley is in material breach of the Agreement without a prior material breach of Lakeland having occurred. Lakeland is not obligated to issue shares of Lakeland Common Stock upon exercise of the Option (i) in the absence of any required governmental or regulatory approval or consent necessary for Lakeland to issue the Lakeland Common Stock subject to such Option or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law; or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Lakeland Common Stock subject to the Option.

     The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Lakeland shall prepare and file a registration statement with the Commission, covering the Option and such number of shares subject thereto as Valley shall specify in order to permit the sale or other disposition of the Option and the shares subject thereto; provided, however, that in no event will Valley have the right to have more than one such registration statement become effective, and provided further, that Lakeland shall not be required to prepare and file any such registration statement in connection with any proposed sale to which Lakeland's counsel delivers to Lakeland and to Valley an opinion to the effect that no filing is required under applicable laws and regulations.

     The exercise of the Option by Valley may also make "pooling-of-interests" accounting treatment unavailable to a subsequent acquiror.


                    DESCRIPTION OF VALLEY CAPITAL STOCK

     The authorized capital stock of Valley consists of 39,414,375 shares of Common Stock. As of December 31, 1994, 30,269,824 shares of Common Stock were issued and outstanding, excluding treasury shares.

DIVIDEND RIGHTS. Holders of Valley Common Stock are entitled to dividends when and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

     As a national banking association, VNB is subject to limitation on the amount of dividends it may pay to Valley, VNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by VNB in any calendar year exceeds net profits, as defined, for that year combined with VNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, VNB could declare dividends in 1995 without prior approval of the OCC of up to $65 million plus an amount equal to VNB's net profits for 1995 to the date of such dividend declaration.

     Valley is also subject to the certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

VOTING RIGHTS.  At meetings of stockholders, holders of Valley Common
Stock are entitled to one vote per share. The quorum for stockholders' meeting is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of Valley Common Stock at a meeting at which a quorum is present.

LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of Valley, holders of Valley Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

ASSESSMENT AND REDEMPTION. All outstanding shares of Valley Common Stock are fully paid and nonassessable. The Common Stock is not redeemable at the option of the issuer or the holders thereof.

OTHER MATTERS. The transfer agent and registrar for Valley Common Stock is presently American Stock Transfer and Trust Company. Valley Common Stock is traded on the New York Stock Exchange, and is registered with the Commission under Section 12(b) of the Exchange Act. Valley also has outstanding stock purchase warrants issued in connection with a prior acquisition. As of December 31, 1994, warrants to purchase 593,318 shares of Common Stock were outstanding.


          COMPARISON OF RIGHTS OF VALLEY AND LAKELAND STOCKHOLDERS

GENERAL. Valley and Lakeland are both New Jersey general business corporations governed by the New Jersey Business Corporation Act and registered bank holding companies under the BHCA. Therefore, there are no material differences in the legal rights of holders of shares of Lakeland Common Stock and Valley Common Stock under the New Jersey Business Corporation Act. The following description of the Valley Common Stock sets forth certain general terms of the Valley Common Stock.

     The following is a comparison of certain provisions of the respective certificates of incorporation and bylaws of each of Lakeland and Valley. This summary does not purport to be complete and is qualified in its entirety by reference to the certificates of incorporation and bylaws of each of Lakeland and Valley, which may be changed from time to time.

VOTING REQUIREMENTS. Under the New Jersey Business Corporation Act, a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of its assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Lakeland's Certificate of Incorporation contains certain restrictions on "Business Combinations" with "Related Persons" which may be avoided by means of a super-majority vote of shareholders other than Related Persons. No "Business Combination" (as defined in the Certificate of Incorporation) between Lakeland and a "Related Person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of the voting power of Lakeland's capital stock) is valid or can be consummated unless (i) the proposed Business Combination is first approved by a majority of "Continuing Directors" (defined in the Certificate of Incorporation as directors (unaffiliated with the Related Person) who became directors prior to the time the Related Person became a Related Person, or who were subsequently nominated for director by a majority of other Continuing Directors) or (ii) the proposed Business Combination is first approved by the affirmative vote of 80% of the outstanding shares entitled to vote thereon and at least a majority of the outstanding shares not beneficially owned by the Related Person. Valley's Certificate of Incorporation does not contain greater vote provisions than those required by the New Jersey Business Corporation Act.

CLASSIFIED BOARD OF DIRECTORS. The New Jersey Business Corporation Act permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. The Certificate of Incorporation of Lakeland currently provides for a classified Board of Directors; the Board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. Valley's Certificate of Incorporation does not presently contain any provision for a classified Board of Directors.


PREFERRED STOCK. The authorized capital stock of Lakeland consists of 15,000,000 shares of Lakeland Common Stock and 5,000,000 shares of serial preferred stock. As of May 1, 1995, no preferred stock was issued or outstanding. Under the terms of Lakeland's Certificate of Incorporation, the Board of Directors of Lakeland (provided two-thirds of a quorum approves) has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. Valley's Certificate of Incorporation does not presently contain any provision for authorization of preferred stock.


SHAREHOLDER CONSENT TO CORPORATE ACTION. Except as otherwise provided by the certificate of incorporation, the New Jersey Business Corporation
Act permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the New Jersey Business Corporation Act, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders. Lakeland's Certificate of Incorporation specifically prohibits the taking of any stockholder action by written consent without a meeting, while Valley's Certificate of Incorporation presently is silent on this issue, thus permitting stockholder action by written consent to the fullest extent allowed under the New Jersey Business Corporation Act.

LIQUIDATION RIGHTS. In the event of liquidation, dissolution, or winding up of Valley, holders of Valley Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. In the event of liquidation, dissolution, or winding up of Lakeland, holders of Lakeland Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, except that if shares of preferred stock of Lakeland are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.


               STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     If the Merger is not completed, the next annual meeting of stockholders of Lakeland is expected to be held in October 1995. Any proposal that a stockholder wishes to have included in Lakeland's Proxy Statement/Prospectus for the 1995 Annual Meeting must be received by the Secretary of Lakeland at Lakeland's executive offices, 250 Route 10, Succasunna, New Jersey 07876, not later than May 23, 1995. If such proposal is in compliance with the requirements of Rule 14a-8 under the Exchange Act and Article XI of Lakeland's by-laws, the proposal will be included in the Proxy Statement/Prospectus and set forth on the form of proxy issued for the 1995 Annual Meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.


                               LEGAL OPINIONS


     Certain legal matters associated with the Mergers will be passed for Lakeland upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., special counsel for Lakeland. Certain legal matters relating to the issuance of the shares of Valley Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Valley. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially own ______ shares of Valley Common Stock as of April __, 1995.



                                  EXPERTS

     The consolidated balance sheets of Lakeland as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1994, included in Lakeland's 1994 Annual Report to Stockholders which is incorporated by reference in Lakeland's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, have been incorporated herein in reliance on the report of Stephen P. Radics & Co., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Valley as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick
LLP, independent certified public accountants, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in accounting for certain investments in debt and equity securities in 1994 and accounting for income taxes in 1993.

     Representatives of Stephen P. Radics & Co., will be present at the Special Meeting, will be given an opportunity to make a statement, if they so desire, and will be available to respond to any appropriate questions.


                               OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Board of Directors of Lakeland knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. However, if any other matters shall come before the meeting or any adjournments thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such Proxy as to any such matters.


                      SUBSEQUENT FILINGS INCORPORATED
                                BY REFERENCE

     All documents filed by Lakeland or Valley pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of the Effective Time or the termination of the Merger Agreement are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

                                                                  ANNEX A


                      AMENDED AND RESTATED
                  AGREEMENT AND PLAN OF MERGER


          THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1995 ("Agreement"), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), Valley National Bank, a national banking association ("VNB"), Lakeland First Financial Group, Inc., a New Jersey corporation and registered bank holding company ("Lakeland") and Lakeland Savings Bank, a savings bank chartered under the laws of New Jersey (the "Bank").


          Valley desires to acquire Lakeland and Lakeland's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Lakeland and its stockholders. The acquisition will be accomplished by merging Lakeland into Valley with Valley as the surviving corporation and, at the same time, merging the Bank into VNB with VNB as the surviving bank, and Lakeland shareholders receiving the consideration hereinafter set forth. The Boards of Directors of Lakeland, Valley, the Bank and VNB have duly adopted and approved this Agreement and the Board of Directors of Lakeland has directed that it be submitted to its shareholders for approval.

          Lakeland and Valley entered into a letter of intent, dated January 26, 1995 (the "Letter of Intent"), and a Stock Option Agreement, dated January 26, 1995 (the "Valley Stock Option"), in contemplation of entering into this Agreement.


          This Agreement was originally entered into on February 27, 1995, and the parties desire to amend and restate this Agreement to take into account the 5% common stock dividend declared by Valley's Board of Directors and payable on May 2, 1995 to shareholders of record on April 14, 1995 (the "Second Quarter Stock Dividend") and the exchange ratio adjustment necessitated thereby, and also to reflect their mutual understanding that Valley stock options will be issued in exchange for Lakeland stock options in the Merger only to employees and directors of Lakeland who will become employees or directors of Valley at the Effective Time of the Merger.


          Accordingly, the parties hereto agree as follows:

                            ARTICLE I

                           THE MERGER

          1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Lakeland shall be merged with and into Valley (the "Merger") in accordance with the New Jersey Business Corporation Act and Valley shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into VNB as provided in Section 1.7 hereof.

          1.2. EFFECT OF THE MERGER. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Lakeland and Valley and thereupon and thereafter, all the property, rights, powers and franchises of each of Lakeland and Valley shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Lakeland and Valley and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

          1.3. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

          1.4. BYLAWS. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

          1.5. DIRECTORS AND OFFICERS. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation with the additions provided for in Section 5.15 hereof.

          1.6. EFFECTIVE TIME AND CLOSING. The Merger shall become effective (and be consummated) upon the filing of the certificate of merger (the "Certificate of Merger") with the New Jersey Secretary of State. The term "Effective Time" shall mean the date and time when the Certificate of Merger is so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on the first day of the month next following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at Valley's main office or at such other place, time or date as Valley and Lakeland may mutually agree upon. When all necessary regulatory and governmental approvals and consents have been received and all statutory waiting periods in respect thereto are scheduled to expire on a date certain (or have already expired) and all other conditions to the consummation of the Merger specified in
Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been met, then the parties shall schedule a date for the Closing (the "Scheduled Closing Date"). Immediately following the Closing, the Certificate of Merger shall be filed with the New Jersey Secretary of State.

          1.7. THE BANK MERGER. Immediately following the Effective Time, the Bank shall be merged with and into VNB (the "Bank Merger") in accordance with the provisions of the National Bank Act and the New Jersey Banking Act of 1948, as amended, and VNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and VNB and all of the property, rights, powers and franchises of each of the Bank and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank and the officers, employees and directors of VNB and the officers and employees of the Bank shall be the officers, employees and directors of the Surviving Bank with such additions from the directors of Lakeland as specified herein. In connection with the execution of this Agreement, the Bank and VNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in the form of Appendix A, annexed hereto, for delivery to the OCC (as hereafter defined) and the Commissioner (as hereafter defined) for approval of the Bank Merger.

                           ARTICLE II

                  CONVERSION OF LAKELAND SHARES

          2.1. CONVERSION OF LAKELAND SHARES AND OPTIONS. Each share of common stock, $0.10 par value, of Lakeland ("Lakeland Common Stock"), issued and outstanding immediately prior to the Effective Time, and each validly outstanding option to purchase Lakeland Common Stock, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, paid or cancelled as follows:


          (a) LAKELAND COMMON STOCK. Each share of Lakeland Common Stock shall be converted into and represent the right to receive 1.286 (the "Exchange Ratio") shares of Valley's common stock, no par value ("Valley Common Stock"), subject to adjustments as set forth in this subsection 2.1(a).

               (i) This Agreement has been amended and restated to reflect adjustment of the Exchange Ratio to account for the Second Quarter Stock Dividend. The Exchange Ratio and the Average Closing Price (as hereafter defined) shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between April 21, 1995 and the Effective Date. The parties shall mutually agree upon such adjustment in writing or, if unable to agree, shall arbitrate the dispute, using a mutually agreed upon arbitrator whose decision shall be final and non-appealable.


               (ii) No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Lakeland Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price (as hereafter defined).

               (iii) The "Average Closing Price" shall mean the average price of Valley Common Stock calculated based upon the closing price during the first 10 of the 15 consecutive trading days immediately preceding the Closing. The Average Closing Price shall be determined by (x) first, recording the closing price (the "Daily Price") of Valley Common Stock reported on the New York Stock Exchange and published in THE WALL STREET JOURNAL during the first 10 of the 15 consecutive trading days immediately preceding the Closing; and
     (y) second, computing the average of the Daily Prices in the 10 day period.


          (b) LAKELAND STOCK OPTIONS. At the Effective Time, each outstanding option to purchase Lakeland Common Stock (a "Lakeland Option") granted under the Stock Option Plans of Lakeland (the "Lakeland Option Plans") shall be converted, at the election of the holder of such Lakeland Option (an "optionee"), provided that only an optionee who is an employee or director of Lakeland or the Bank at the Effective Time and who will become an employee or director of Valley or VNB immediately after the Effective Time shall be entitled to receive an option to purchase Valley Common Stock as set forth in paragraph (i) below:


               (i) into an option to purchase Valley Common Stock, wherein (x) the right to purchase shares of Lakeland Common Stock pursuant to the Lakeland Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of the Lakeland Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Lakeland Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code; or

               (ii) if the Lakeland Option is fully vested at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Valley Common Stock equal to (x) the excess of the sum determined by multiplying
     (A) the number of shares of Lakeland Common Stock covered by the Lakeland Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, less (y) the aggregate exercise price for the Lakeland Option (z) divided by the Average Closing Price. No fractional shares of Valley Common Stock shall be issued pursuant to this Section 2.1(b)(ii), and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

          2.2.  EXCHANGE OF SHARES.

          (a) Lakeland and Valley hereby appoint Valley National Bank, Trust Department (the "Exchange Agent") as the Exchange Agent for purposes of effecting the conversion of Lakeland Common Stock and Lakeland Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Lakeland Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the consideration as provided in
Section 2.1 hereof and the Certificates so surrendered shall be cancelled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.) With respect to each outstanding Lakeland Option the Exchange Agent shall, 10 days prior to Closing, distribute option election forms to each optionee and, upon receipt from the optionee of a properly completed option election, shall after the Effective Time distribute to the optionee Valley Common Stock or an amendment to the option grant evidencing the conversion of the grant to an option to purchase Valley Common Stock in accordance with Section
2.1 hereof.

          (b) After the Effective Time, there shall be no transfers on the stock transfer books of Lakeland of the shares of Lakeland Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the consideration as provided in Section 2.1 hereof.

          (c)  If payment of the consideration pursuant to Section
2.1 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          2.3. NO DISSENTERS' RIGHTS. Consistent with the provisions of the New Jersey Business Corporation Act, no shareholder of Lakeland shall have the right to dissent.

          2.4. VALLEY SHARES. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF LAKELAND

          References herein to "Lakeland Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Lakeland to Valley. Lakeland hereby represents and warrants to Valley as follows:

          3.1.  CORPORATE ORGANIZATION.

          (a) Lakeland is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Lakeland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Lakeland on a consolidated basis. Lakeland is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

          (b) Each of the Subsidiaries of Lakeland are listed in the Lakeland Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Lakeland, means any corporation, joint venture, association, partnership, trust or other entity in which Lakeland has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Lakeland is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a New Jersey savings bank whose deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Lakeland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Lakeland and its Subsidiaries. The Lakeland Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Lakeland and each Lakeland Subsidiary as in effect on the date hereof. Except as set forth in the Lakeland Disclosure Schedule, Lakeland does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

          3.2. CAPITALIZATION. The authorized capital stock of Lakeland consists of 15,000,000 shares of Lakeland Common Stock and 5,000,000 shares of preferred stock ("Lakeland Preferred Stock"). As of February 3, 1995, there were 3,901,770 shares of Lakeland Common Stock issued and outstanding and no shares issued and held in the treasury. There are no shares of Lakeland Preferred Stock issued or outstanding. As of February 3, 1995, there were 110,157 shares of Lakeland Common Stock issuable upon exercise of outstanding Lakeland Options granted to directors, officers and employees of the Bank pursuant to the Lakeland Option Plan. The Lakeland Disclosure Schedule sets forth true and complete copies of the Lakeland Option Plans and of each outstanding Lakeland Option. All issued and outstanding shares of Lakeland Common Stock, and all issued and outstanding shares of capital stock of each Lakeland Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $2.00 par value.
All of the outstanding shares of capital stock of each Lakeland Subsidiary are owned by Lakeland and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Lakeland Options and the Valley Stock Option, neither Lakeland nor any Lakeland Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Lakeland or any Lakeland Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

          3.3.  AUTHORITY; NO VIOLATION.

          (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Lakeland, and subject to the parties obtaining all necessary regulatory approvals, Lakeland and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Lakeland and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Lakeland or the Bank are necessary to consummate the transactions contemplated hereby (except for the approval by Lakeland of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Lakeland and the Bank, and constitutes valid and binding obligations of Lakeland and the Bank, enforceable against Lakeland and the Bank in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Lakeland and the Bank, nor the consummation by Lakeland and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Lakeland and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Lakeland's or the Bank's Certificate of Incorporation or other governing instrument or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lakeland or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Lakeland Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Lakeland or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lakeland or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Lakeland and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Comptroller of the Currency ("OCC"), the Commissioner of Banking of the State of New Jersey (the "Commissioner"), the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), the New Jersey Secretary of State, and the shareholders of Lakeland, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Lakeland or the Bank in connection with (x) the execution and delivery by Lakeland and the Bank of this Agreement and (y) the consummation by Lakeland and the Bank of transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

          3.4.  FINANCIAL STATEMENTS.

          (a) The Lakeland Disclosure Schedule sets forth copies of the consolidated statements of condition of Lakeland as of June 30, 1992, 1993 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended June 30 in each of the three years 1992 through 1994, in each case accompanied by the audit report of Stephen P. Radics, independent public accountants with respect to Lakeland, and the unaudited consolidated statements of condition and related consolidated statements of income, stockholders' equity and cash flows of Lakeland for the periods ended September 30, 1994 and December 31, 1994, as filed with the SEC on Form 10-Q under the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Lakeland Financial Statements"). The Lakeland Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Lakeland as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Lakeland for the respective periods set forth therein.

          (b) The books and records of Lakeland and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Lakeland Financial Statements (including the notes thereto), as of December 31, 1994 neither Lakeland nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Lakeland or any of its Subsidiaries. Since December 31, 1994 and to the date hereof, neither Lakeland nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

          3.5. BROKERAGE FEES. Neither Lakeland nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement, except for Hopper Soliday & Co., Inc. ("Hopper Soliday"). Copies of the agreements with Hopper Soliday are set forth in the Lakeland Disclosure Schedule.

          3.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) There has not been any material adverse change in the business, operations, assets or financial condition of Lakeland and its Subsidiaries on a consolidated basis since December 31, 1994 and to Lakeland's knowledge, no facts or conditions exist which Lakeland believes will cause or is likely to cause such a material adverse change in the future.

          (b) Except as set forth in the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1994 and the date hereof and Lakeland and the Lakeland Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

          3.7. LEGAL PROCEEDINGS. Except as disclosed in the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any, and there are no pending or, to Lakeland's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Lakeland or any of its Subsidiaries. Except as disclosed in the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any order, judgment or decree entered against Lakeland or any Lakeland Subsidiary in any lawsuit or proceeding.

          3.8.  TAXES AND TAX RETURNS.

          (a) To its knowledge, Lakeland and each Lakeland Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Lakeland and each Lakeland Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Lakeland or any Lakeland Subsidiary through such date, which reserves are, to the knowledge of Lakeland, adequate for such purposes. Except as set forth in the Lakeland Disclosure Schedule, the federal income tax returns of Lakeland and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Lakeland Disclosure Schedule, the applicable state income tax returns of Lakeland and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Lakeland, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Lakeland or any of its Subsidiaries, nor has Lakeland or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns.

          (b) Except as set forth in the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Lakeland or any Lakeland Subsidiary (nor does Lakeland have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply.

          3.9. EMPLOYEE BENEFIT PLANS. Except as disclosed in the Lakeland Disclosure Schedule:

          (a) Neither Lakeland nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Lakeland Pension Plans"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA (the "Lakeland Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Lakeland nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

          (b) Lakeland has delivered to Valley a complete and accurate copy of each of the following with respect to each of the
Lakeland     Pension Plans and Lakeland Welfare Plans: (i) plan
document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any;
(iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

          (c) The present value of all accrued benefits under each of the Lakeland Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

          (d)  During the last five years, the Pension Benefit
Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Lakeland or any of its Subsidiaries which has not been paid in full.

          (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Lakeland Pension Plan have been paid. All contributions required to be made to each Lakeland Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Lakeland and its Subsidiaries which have not been paid have been properly recorded on the books of Lakeland and its Subsidiaries.

          (f) To the knowledge of Lakeland, each of the Lakeland Pension Plans, the Lakeland Welfare Plans and each other plan and arrangement identified on the Lakeland Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each of the Lakeland Pension Plans and Lakeland is not aware of any fact or circumstance which would disqualify either plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

          (g) To the knowledge of Lakeland, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Lakeland Welfare Plans or Lakeland Pension Plans.

          (h) No Lakeland Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Lakeland Pension Plans.

          (i) To the knowledge of Lakeland, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Lakeland Pension
Plans.

          (j) There are no pending, or, to the knowledge of Lakeland, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Lakeland Pension Plans or the Lakeland Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Lakeland Disclosure Schedule.

          (k) No Lakeland Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Lakeland Pension Plan.

          (l) Except with respect to customary health, life and disability benefits or as disclosed in the Lakeland Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the financial statements and established under GAAP, or otherwise noted on such financial statements.

          (m) With respect to each Lakeland Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Lakeland or any Lakeland Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

          (n) Except as hereafter agreed to by Valley in writing, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Lakeland or any Lakeland Subsidiary to severance pay or any similar payment, or
(ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Lakeland Pension or Welfare Plan.

          3.10.  REPORTS.

          (a) Each communication mailed by Lakeland to its stockholders since January 1, 1992, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

          (b) Lakeland and the Bank have, since January 1, 1992, duly filed with the FDIC and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Lakeland promptly will deliver or make available to Valley accurate and complete copies of such reports. The Lakeland Disclosure Schedule lists all examinations of Lakeland or the Bank conducted by either the New Jersey Department of Banking, FDIC or the FRB since January 1, 1992 and the dates of any responses thereto submitted by Lakeland or the Bank.

          3.11. LAKELAND AND BANK INFORMATION. The information relating to Lakeland and the Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Lakeland in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Lakeland, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.12.  COMPLIANCE WITH APPLICABLE LAW.

          (a) GENERAL. Except as set forth in the Lakeland Disclosure Schedule, each of Lakeland and the Lakeland Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Lakeland or the Bank (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Lakeland and its Subsidiaries on a consolidated basis) and Lakeland has not received notice of violation of, and does not know of any violations of, any of the above.

          (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Lakeland has no reason to believe that any person or group would object to the consummation of this Merger due to the CRA performance of or rating of the Bank. Except as listed on the Lakeland Disclosure Schedule, no person or group has adversely commented upon the Bank's CRA performance.

          3.13.  CERTAIN CONTRACTS.

          (a) Except as disclosed in the Lakeland Disclosure Schedule under this Section or Section 3.5, (i) neither Lakeland nor any Lakeland Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Lakeland Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Lakeland or any Lakeland Subsidiary is a party.

          (b) Except as disclosed in the Lakeland Disclosure Schedule, (i) as of the date of this Agreement, neither Lakeland nor any Lakeland Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Lakeland or any Lakeland Subsidiary of amounts in excess of $100,000, or which has a term extending beyond December 31, 1995 and cannot be terminated by Lakeland or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Lakeland or any Lakeland Subsidiary is a party or by which any of them is bound limits the freedom of Lakeland or any Lakeland Subsidiary to compete in any line of business or with any person, and (iii) neither Lakeland nor any Lakeland Subsidiary is a party to any collective bargaining agreement.

          (c) Except as disclosed in the Lakeland Disclosure Schedule, neither Lakeland nor any Lakeland Subsidiary nor, to the knowledge of Lakeland, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

          3.14.  PROPERTIES AND INSURANCE.

          (a) Lakeland and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Lakeland's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31,
1994), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Lakeland and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Lakeland and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

          (b) The Lakeland Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Lakeland and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Lakeland nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          3.15. MINUTE BOOKS. The minute books of Lakeland and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

          3.16. ENVIRONMENTAL MATTERS. Except as disclosed in the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Lakeland or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Lakeland or its Subsidiaries. Except as disclosed in the Lakeland Disclosure Schedule, Lakeland has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Lakeland or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

          3.17. RESERVES. As of the date hereof, the reserve for loan and lease losses in the Lakeland Financial Statements is , to Lakeland's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

          3.18. NO PARACHUTE PAYMENTS. No officer, director, employee or agent (or former officer, director, employee or agent) of Lakeland or any Lakeland Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Lakeland, a Lakeland Subsidiary, Valley or VNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

          3.19 DISCLOSURE. There are no material facts concerning the business, operations, assets or financial condition of Lakeland or its Subsidiaries which could have a material adverse effect on the business, operations or financial condition of Lakeland or its Subsidiaries on a consolidated basis which have not been disclosed to Valley directly or indirectly by access to any filing by Lakeland under the 1934 Act. The representations and warranties contained in Article III of this Agreement are accurate in all material respects.

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                            OF VALLEY

          References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to Lakeland. Valley hereby represents and warrants to Lakeland as follows:

          4.1.  CORPORATE ORGANIZATION.

          (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley or its Subsidiaries (defined below). Valley is registered as a bank holding company under the BHCA.

          (b) Each of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries.


          4.2. CAPITALIZATION. All figures in this Section 4.2 are adjusted to take into account the Second Quarter Stock
Dividend as though it had occurred prior to the date as to which the figures relate. The authorized capital stock of Valley consists solely of 39,414,375 shares of Valley Common Stock. As of December 31, 1994, there were 30,269,824 shares of Valley Common Stock issued and outstanding net of treasury stock, and 121,696 treasury shares. Since such date, and from time to time hereafter, Valley may repurchase shares of its Common Stock. Since December 31, 1994, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants of restricted stock under the Valley Option Plan or upon exercise of outstanding Warrants (as hereafter defined). As of December 31, 1994, except for: (a) 509,905 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan, (b) up to 593,318 shares issuable upon exercise of the outstanding warrants issued by Valley in connection with the acquisition of Mayflower Financial Corporation (the "Warrants"), and (c) 10,827 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties.
All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options and stock appreciation rights referred to above under the Valley Option Plan and the Warrants, and 288,734 shares of Valley Common Stock to be issued in connection with the Agreement and Plan of Merger, dated as of November 9, 1994, among Valley, VNB, American Union Bank (the "American Union Agreement"), neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.


          4.3.  AUTHORITY; NO VIOLATION.

          (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Section 2.1 of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. No other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby (except for the approval by Valley of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

          (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Valley or the Articles of Association or Bylaws of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and
(iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner, the FRB, the New Jersey Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby. To Valley's knowledge, no fact or condition exists which Valley has reason to believe will prevent it or VNB from obtaining the aforementioned consents and approvals.

          4.4.  FINANCIAL STATEMENTS.

          (a) Valley has previously delivered to Lakeland copies of the consolidated statements of financial condition of Valley as of December 31, 1991, 1992 and 1993, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1991 through 1993, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Valley, and the unaudited consolidated statements of condition of Valley as of March 30, 1994, June 30, 1994 and September 30, 1994, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in Valley's Quarterly Reports on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley for the respective fiscal periods set forth therein.

          (b) The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of September 30, 1994 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since September 30, 1994, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

          4.5. BROKERAGE FEES. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

          4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since September 30, 1994 and to Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

          4.7. VALLEY INFORMATION. The information relating to Valley and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Lakeland to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.8. CAPITAL ADEQUACY. At the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have sufficient capital to satisfy all applicable regulatory capital requirements.

          4.9. VALLEY COMMON STOCK. At the Effective Time, the Valley Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof.

          4.10. LEGAL PROCEEDINGS. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

          4.11. TAXES AND TAX RETURNS. To the knowledge of Valley, Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to the knowledge of Valley, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB.

          4.12.  EMPLOYEE BENEFIT PLANS.

          (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          (b)  To the knowledge of Valley, each of the Valley
Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

          (c) To the knowledge of Valley, no "accumulated funding deficiency" within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.

          (d) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

          4.13.  REPORTS.

          (a) Each communication mailed by Valley to its stockholders since January 1, 1992, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

          (b) Valley and VNB have, since January 1, 1992, duly filed with the OCC and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon written request from Lakeland, promptly will deliver or make available to Lakeland accurate and complete copies of such reports. The Valley Disclosure Schedule lists the dates of all examinations of Valley or VNB conducted by either the OCC, the FRB or the FDIC since January 1, 1992, and the dates of any responses thereto submitted by Valley or VNB.

          4.14.  COMPLIANCE WITH APPLICABLE LAW.   Valley and its
Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to its knowledge VNB has complied in all material respects with the CRA and Valley has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To the knowledge of Valley, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB's CRA performance.

          4.15.  PROPERTIES AND INSURANCE.

          (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of December 31, 1993, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31,
1993), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Valley and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Lakeland prior to the date hereof. Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

          (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, neither Valley nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          4.16. MINUTE BOOKS. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

          4.17. ENVIRONMENTAL MATTERS. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries.
Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

          4.18. RESERVES. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

          4.19. DISCLOSURES. Except for other acquisition transactions which Valley may not yet have publicly disclosed, there are no material facts concerning the business, operations, assets or financial condition of Valley which could have a material adverse effect on the business, operations or financial condition of Valley which have not been disclosed to Lakeland directly or indirectly by access to any filing by Valley under the 1934 Act. The representations and warranties contained in Article IV of this Agreement are accurate in all material respects.

                            ARTICLE V

                    COVENANTS OF THE PARTIES

          5.1. CONDUCT OF THE BUSINESS OF LAKELAND. During the period from the date of this Agreement to the Effective Time, Lakeland shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. Lakeland also shall use its best efforts to (i) preserve its business organization and that of each Lakeland Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Lakeland nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

          5.2.  NEGATIVE COVENANTS AND DIVIDEND COVENANTS.

          (a) Lakeland agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

          (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

          (ii) except for the issuance of Lakeland Common Stock pursuant to the present terms of the outstanding Lakeland Options, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Lakeland or any Lakeland Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than Lakeland's regular quarterly dividends of $.15 per share and one special dividend, to be declared after the Scheduled Closing Date has been set, in an amount such that between January 26, 1995 and the Closing Date, Lakeland shareholders will receive dividends equivalent to those they would have received as Valley shareholders during the same time period if the Merger had closed on January 26, 1995;

          (iii) grant any severance or termination pay (other than pursuant to policies of Lakeland in effect on the date hereof and disclosed to Valley in the Lakeland Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, other than the severance payment to William H. McNear, Chairman of Lakeland's Board of Directors, in the amount of $150,000 in settlement of his Retainer Agreement with Lakeland upon the Effective Time (which payment shall be reduced in such manner and to such extent so that, when aggregated with all other payments to be made to such person by Lakeland, such payment shall not be deemed an "excess parachute payment" in accordance with Section 280G of the Code or be subject to the excise tax provided in Section 4999(a) of the Code); adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases in the ordinary course of business and consistent with past practices and policies;

          (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

          (v) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (vi) file any applications or make any contract with respect to branching or site location or relocation, other than branching initiatives already underway as disclosed to Valley on the Lakeland Disclosure Schedule. Any such initiative requiring a competitive bid to an independent third party or requiring a competitive bid to an instrumentality of a government or quasi-governmental body will be disclosed only on a direct confidential basis;

          (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

          (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

          (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

          (x)  agree to do any of the foregoing.

          (b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Lakeland in writing or as permitted or required by this Agreement, it will not, nor will it permit any of it Subsidiaries to:

          (i)     take any action that is intended or may
reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied;

          (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section
368 of the Code;

          (iii) consolidate with or merge with any other person or entity in which Valley is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of Valley under this Agreement; or

          (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

          5.3. NO SOLICITATION. Lakeland and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Lakeland or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Lakeland may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Lakeland, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities. Lakeland will promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

          5.4. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Lakeland will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Lakeland's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Lakeland will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $500,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Lakeland will deliver to Valley the Bank's call reports filed with the Commissioner and FDIC and Lakeland's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and Valley will deliver to Lakeland Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Lakeland will deliver to Valley and Valley will deliver to Lakeland their respective audited Annual Reports, in each case as filed on Form 10-K with the SEC under the 1934 Act.

          5.5.  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

          (a) Lakeland and the Bank shall permit Valley and its representatives, and Valley and VNB shall permit Lakeland and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Lakeland and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Lakeland and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Lakeland acknowledges that Valley may be involved in discussions concerning other potential acquisitions and Valley shall not be obligated to disclose such information to Lakeland except as such information is publicly disclosed by Valley.

          (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

          5.6.  REGULATORY MATTERS.

          (a) For the purposes of holding the meeting of Lakeland shareholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Valley Common Stock to be issued to Record Holders and optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Lakeland to the Lakeland shareholders and optionees together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register for sale the Valley Common Stock to be issued to Record Holders and optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

          (b) Valley shall furnish information concerning Valley as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Lakeland if at any time prior to the Lakeland shareholder meeting referred to in Section
5.7 hereof, any information provided by Valley in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Lakeland with the information needed to correct such inaccuracy or omission. Valley shall furnish Lakeland with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) after the mailing thereof to Lakeland shareholders.

          (c) Lakeland shall furnish Valley with such information concerning Lakeland and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Lakeland agrees promptly to advise Valley if, at any time prior to the Lakeland shareholder's meeting referred to in Section 5.6(a) hereof, information provided by Lakeland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Valley with the information needed to correct such inaccuracy or omission. Lakeland shall furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Lakeland and the Bank, to comply with Section 5.6(a) after the mailing thereof to Lakeland shareholders.

          (d) Valley shall as promptly as practicable, at its sole expense, make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Valley Common Stock under applicable state securities laws at the earliest practicable date. Lakeland shall promptly furnish Valley with such information regarding the Lakeland shareholders as Valley requires to enable it to determine what filings are required hereunder. Lakeland authorizes Valley to utilize in such filings the information concerning Lakeland and the Bank provided to Valley in connection with, or contained in, the Proxy Statement/ Prospectus. Valley shall furnish Lakeland with copies of all such filings and keep Lakeland advised of the status thereof. Valley and Lakeland shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Valley and Lakeland shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

          (e) Valley shall cause the Valley Common Stock to be issued in connection with the Merger to be listed on the New York
Stock Exchange.

          (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC and the FRB. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall cause at least a draft of their respective applications to the FRB and an actual application to the OCC to be filed within 45 days of the date hereof, so long as Lakeland and the Bank provide all information necessary to complete the application within 30 days of the date hereof.

          (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

          5.7. APPROVAL OF SHAREHOLDERS. Lakeland will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Lakeland as soon as reasonably practicable for the purpose of securing the approval by such shareholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof, recommend to the shareholders of Lakeland the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Valley with respect to each of the foregoing matters. In connection therewith, each director of Lakeland agrees (i) to vote in favor of the Merger, and (ii) take such action as is necessary or is reasonably required by Valley to consummate the Merger.

          5.8. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

          5.9. PUBLIC ANNOUNCEMENTS. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

          5.10. FAILURE TO FULFILL CONDITIONS. In the event that Valley or Lakeland determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to October 31, 1995 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Lakeland and Valley will promptly inform the other of any facts applicable to Lakeland or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

          5.11. DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

          5.12. TRANSACTION EXPENSES OF LAKELAND. Lakeland shall mutually agree with Valley about printing arrangements for the Proxy Statement/Prospectus before entering into any binding contract for such expenses.

          5.13. CLOSING. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on July 1 or October 1, 1995.

          5.14. INDEMNIFICATION. After the Effective Time, to the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley agrees that it will, or will cause VNB to, provide to the directors and officers of Lakeland and the Bank indemnification equivalent to that provided by the Certificate of Incorporation and Bylaws of each of Lakeland and the Bank with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley or VNB (as applicable) shall advance expenses in connection with the foregoing indemnification.

          5.15.  NEW VALLEY DIRECTORS; OFFICERS.

          (a) DIRECTORS. As of the Effective Time, Valley shall cause its Board of Directors to take action to appoint at the Effective Time two directors of Lakeland to the Board of Directors of Valley. One of the Lakeland directors to be so elected shall be William H. McNear and the other director shall be selected by the nominating committee of the Board of Directors of Valley from two nominees submitted by the Board of Directors of Lakeland. In addition, John Grabovetz shall be designated as a Director Emeritus of Valley at the Effective Time.

          (b) OFFICERS. As of the Effective Time, Valley shall appoint Michael Halpin a First Senior Vice President of VNB and Valley shall assume in writing Mr. Halpin's employment contract, a copy of which is included in the Lakeland Disclosure Schedule.

          5.16. EMPLOYMENT MATTERS. Valley intends to continue the employment of all officers and employees of the Bank, and to the extent practical, at the same location, with the same or equivalent salary and benefits. Valley intends to have all Lakeland employees participate in the benefits and opportunities available to all Valley employees.

          5.17. POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither Valley nor Lakeland shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          5.18 LAKELAND OPTION PLAN. From and after the Effective Time, each Lakeland Option which is converted to an option to purchase Valley Common Stock under Section 2.1(b)(i) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by the Board of Directors of Valley. Valley shall reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations. Valley shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Lakeland Options so converted.

          5.19.  AFFILIATES.

          (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Lakeland shall deliver to Valley (x) a letter identifying all persons who, to the knowledge of Lakeland, may be deemed to be affiliates of Lakeland under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Lakeland and (y) a letter identifying all persons who, to the knowledge of Lakeland, may be deemed to be affiliates of Lakeland as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) Valley shall identify to Lakeland all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

          (b) Lakeland shall cause each director of Lakeland to, and Lakeland shall use its best efforts to cause each executive officer of Lakeland and each other person who may be deemed an affiliate of Lakeland (under either Rule 415 of the 1933 Act or the accounting treatment rules) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19 hereto agreeing to be bound by the restrictions of Rule 145, as set forth in
Exhibit 5.19 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause each director and executive officer of Valley to, and Valley shall use its best efforts to cause each other person who may be deemed an affiliate of Valley (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

          (c) Valley agrees to publish financial results covering at least 30 days of combined operations of Valley and Lakeland as soon as practicable after consummation of the Merger.

          5.20. COMPLIANCE WITH THE INDUSTRIAL SITE RECOVERY ACT. Lakeland, at its sole cost and expense, shall use its best efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Lakeland or any Lakeland Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to Valley from New Jersey legal counsel reasonably acceptable to Valley to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Lakeland obtains a Remediation Agreement, Lakeland will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                           ARTICLE VI

                       CLOSING CONDITIONS

          6.1.  CONDITIONS OF EACH PARTY'S OBLIGATIONS UNDER THIS
AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

          (a) APPROVAL OF LAKELAND SHAREHOLDERS; SEC REGISTRATION. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Lakeland. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, including Valley Common Stock to be issued for the Lakeland Options, shall have been approved for listing on the New York Stock Exchange.

          (b) REGULATORY FILINGS. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Lakeland and the Bank, taken as a whole, to Valley or which would materially impair the value of Valley and VNB, taken as a whole, to Lakeland. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

          (c) SUITS AND PROCEEDINGS. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Lakeland determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

          (d) TAX FREE EXCHANGE. Valley and Lakeland shall have received an opinion, satisfactory to Valley and Lakeland, of Pitney, Hardin, Kipp & Szuch, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, Lakeland, VNB or the Bank or to the shareholders of Lakeland who exchange their shares of Lakeland for Valley Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

          (e) POOLING OF INTERESTS. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes and Valley shall have received a letter from KPMG Peat Marwick LLP (and a concurring or back-up letter from Stephen P. Radics, as necessary or appropriate to enable KPMG Peat Marwick to issue its letter) to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement.

          6.2. CONDITIONS TO THE OBLIGATIONS OF VALLEY UNDER THIS AGREEMENT. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF LAKELAND AND BANK. The representations and warranties of Lakeland contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Lakeland shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Lakeland Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Lakeland Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

          (b) CONSENTS. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

          (c) OPINION OF COUNSEL. Valley shall have received an opinion of counsel to Lakeland, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters set forth on Schedule 6.2 hereto and any other matters reasonably requested by Valley.

          (d) BANK ACTION. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

          (e) CERTIFICATES. Lakeland shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section
6.2 as Valley may reasonably request.

          (f) ENVIRONMENTAL LAW COMPLIANCE. Lakeland shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Lakeland will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.20(d) hereof.

          6.3.  CONDITIONS TO THE OBLIGATIONS OF LAKELAND UNDER
THIS AGREEMENT. The obligations of Lakeland under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF VALLEY. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Valley Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Valley Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

          (b) OPINION OF COUNSEL TO VALLEY. Lakeland shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Lakeland, covering the matters set forth on Schedule 6.3 hereto.

          (c) FAIRNESS OPINION. Lakeland shall have received an opinion from Hopper Soliday as of the date of this Agreement and the date the Proxy Statement/Prospectus is mailed to Lakeland's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of Lakeland hereunder is fair to such stockholders from a financial point of view.

          (d) LAKELAND DIRECTORS AND OFFICERS. Valley shall have taken all action necessary to appoint two directors of Lakeland to the Board of Directors of Valley, shall have appointed Michael Halpin a First Senior Vice President of Valley and shall have assumed in writing the contract of Michael Halpin, all as provided in Section 5.15 and shall appoint John Grabovetz as Director Emeritus.

          (e) CERTIFICATES. Valley shall have furnished Lakeland with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Lakeland may reasonably request.

          (f) VNB ACTION. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

          7.1. TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Lakeland:

          (a)  By mutual written consent of the parties hereto.

          (b) By Valley or Lakeland (i) if the Effective Time shall not have occurred on or prior to October 31, 1995 or (ii) if a vote of the stockholders of Lakeland is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreement set forth herein to be performed or observed by such party (or the directors of Lakeland) at or before the Effective Time.

          (c) By Valley or Lakeland upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Lakeland if any such application is approved with conditions which materially impair the value of Lakeland and the Bank, taken as a whole, to Valley.

          (d) By Valley if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Lakeland or the Bank, taken as a whole, from that disclosed by Lakeland on the date of this Agreement; or (ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to this Agreement) of Lakeland for any full fiscal quarter after December 31, 1994, is materially less than the net income of Lakeland for each of the last two fiscal quarters of calendar year 1994; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Lakeland hereunder.

          (e) By Lakeland, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of this Agreement; or (ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to this Agreement) of Valley for any full fiscal quarter after December 31, 1994, is materially less than the net income of Valley for each of the last two fiscal quarters of calendar year 1994; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

          (f) By Valley or Lakeland if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

          (g)  By Lakeland in the event that, as provided in
Section 5.3 hereof, the fiduciary responsibilities of the Board of Directors of Lakeland established under applicable law require
Lakeland to participate or authorize participation in any Acquisition Transaction.

          7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by either Valley or Lakeland pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

          7.3. AMENDMENT. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Lakeland but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Lakeland without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and Lakeland.

          7.4. EXTENSION; WAIVER. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                          ARTICLE VIII

                          MISCELLANEOUS

          8.1. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

          8.2. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

          (a)  If to Valley, to:

               Valley National Bancorp
               1445 Valley Road
               Wayne, New Jersey  07474-0558
               Attn.:  Gerald H. Lipkin
                       Chairman and Chief Executive Officer
               Telecopier No. (201) 305-0024

               Copy to:

               Pitney, Hardin, Kipp & Szuch
               Delivery:
               200 Campus Drive
               Florham Park, New Jersey  07932

               Mail:
               P.O. Box 1945
               Morristown, New Jersey  07962-1945
               Attn.:  Ronald H. Janis, Esq.
               Telecopier No. (201) 966-1550

          (b)  If to Lakeland, to:

               Lakeland First Financial Group, Inc.
               250 Route 10
               Succasunna, New Jersey  07876
               Attn:  Michael Halpin,
                 President and Chief Executive Officer
               Telecopier No. (201) 584-2234

               Copy to:

               Malizia, Spidi, Sloane and Fisch, P.C.
               1301 K Street, N.W., Suite 700 East
               Washington, D.C.  20005
               Attn:  John J. Spidi, Esq.
               Telecopier No. (202) 434-4661

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

          8.3. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof, the persons referred to in Section 5.15 and the persons signing letter agreements pursuant to Section 5.19 hereof who shall be entitled to the benefits of such Section 5.19. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

          8.4. ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, including the Letter of Intent. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

          8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          8.6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

          8.7. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          8.8 SURVIVAL. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Sections 5.14, 5.15 and 5.18 which shall survive the Merger, shall terminate as of the Effective Time.


          IN WITNESS WHEREOF, Valley, VNB, the Bank and Lakeland have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                       VALLEY NATIONAL BANCORP

By: PETER SOUTHWAY            By: GERALD H. LIPKIN
    -------------------------     -------------------------
    Peter Southway, President     Gerald H. Lipkin
                                  Chairman and Chief
                                  Executive Officer

ATTEST:                       LAKELAND FIRST FINANCIAL GROUP, INC.

By: WILLIAM H. McNEAR         By: MICHAEL HALPIN
    -------------------------     -------------------------
    William H. McNear,            Michael Halpin, President
    Chairman                      and Chief Executive Officer

ATTEST:                       VALLEY NATIONAL BANK

By: PETER SOUTHWAY            By: GERALD H. LIPKIN
    -------------------------     -------------------------
    Peter Southway, President     Gerald H. Lipkin
                                  Chairman and Chief
                                  Executive Officer

ATTEST:                       LAKELAND SAVINGS BANK

By: WILLIAM H. McNEAR         By: MICHAEL HALPIN
    -------------------------     -------------------------
    William H. McNear,            Michael Halpin, President
    Chairman                      and Chief Executive Officer




                                                                        ANNEX B

                     HOPPER SOLIDAY & CO., INC.



                                         May __, 1995



 The Board of Directors
 Lakeland First Financial Group, Inc.
 250 Route 10
 Succasunna, New Jersey  07876

 Members of the Board:

           You have requested our opinion as to the fairness, from a financial point of view, to Lakeland First Financial Group, Inc. ("Lakeland") and its shareholders of the financial terms of the proposed merger ("Proposed Merger") between Lakeland and Valley National Bancorp ("Valley").


           The terms of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1995 (the "Agreement"), by and between Lakeland and Valley indicate that the consummation of the Proposed Merger is subject to receipt of approvals from the shareholders of Lakeland and from various regulatory agencies, and is further subject to the satisfaction of certain other conditions. As provided for in the Agreement, Lakeland will merge with and into Valley. Under the terms of the Agreement, each outstanding share of Lakeland common stock will be converted into 1.286 shares (the "Exchange Ratio") of Valley common stock. The Exchange Ratio has been adjusted to reflect the five percent stock dividend declared by Valley on March 23, 1995 and payable May 2, 1995 to stockholders of record as of April 14, 1995. No adjustment in the Exchange Ratio will be made as of the Closing Date to compensate for any change in the market value of the common stock of Valley between January 26, 1995 (the date of the Letter of Intent between Lakeland and Valley) and the Closing Date.

           Hopper Soliday & Co., Inc. ("Hopper Soliday") as a customary part of its investment banking business, is engaged in the valuation of securities and companies in connection with mergers, acquisitions, private placements and other corporate transactions.

           In arriving at our opinion we have reviewed among other things: (i) the Agreement; (ii) the Agreement and Plan of Merger dated November 9, 1994 by and between American Union Bank ("American Union") and Valley concerning the proposed merger of American Union with and into Valley (the "American Union Merger") as well as the American Union Proxy Statement/Prospectus for this transaction; (iii) the Proxy Statement/Prospectus on Form S-4 concerning the Proposed Merger; (iv) Valley Annual Reports for the years ended December 31, 1992 through December 31, 1994 and annual Reports on Form 10-K for the years ended December 31, 1992 and 1993; (v) Lakeland Annual Reports for the years ended June 30, 1992 through June 30, 1994, Annual Reports on Form 10-K for the same periods; and Quarterly Reports on Form 10-Q for the quarters ending September 30, 1994 and December 31, 1994; (vi) financial forecasts of Valley reviewed with the management of Valley; (vii) financial forecasts of Lakeland reviewed with the management of Lakeland; (viii) the views of senior management of Lakeland and Valley of their respective past and current business operations, results thereof, financial condition and future prospects; (ix) historical and current publicly available market information concerning the trading of and the trading markets for Lakeland common stock and Valley common stock; (x) the financial terms of recent mergers and acquisitions in the savings industry which we deem to be comparable to the Proposed Merger; (xi) the current banking environment; and (xii) such other information, financial studies, analyses and investigations and financial economic and market criteria as we consider relevant.

           In reaching  our opinion,  we have  assumed and  relied
 upon,  without   independent  verification,   the  accuracy   and
 completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make or obtain from any other source, any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Valley or Lakeland or any of their
 subsidiaries, or the  collectability of  any such  assets.   With
 respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on the best currently available estimates and judgments of the respective managements of the respective future financial performances of Lakeland and Valley and that such performances will be achieved. We have also assumed that there has been no material change in Lakeland's or Valley's assets, financial condition, results of operations, business or future prospects since the date of the last financial statements noted above. We have further assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, no conditions will be imposed that will
 have  a  material  adverse  effect  on  the  amount  or  form   of
 consideration or on the results of operations, the financial condition or the prospects of Lakeland or, on a pro forma basis, Valley.


           Our opinion is based upon information provided to us by the managements of Lakeland and Valley, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof. Events occurring after the date hereof could materially effect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. Our opinion pertains only to the financial consideration offered in the Proposed Merger and does not constitute a recommendation to the Board of Lakeland.

           We have acted as Lakeland's financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Merger. We received an initial retainer for our engagement as financial advisor, but have not received an additional fee for rendering this opinion.

           It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without Hopper Soliday's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Proposed Merger so long as the opinion is quoted in full in such registration statement or proxy statement.

           Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Proposed Merger as provided and described in the Agreement are fair, from a financial point of view, to Lakeland and its shareholders.


 Very truly yours,

                                                                       ANNEX C

                     STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT ("Agreement") dated January 26, 1995, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Lakeland First Financial Group, Inc. a New Jersey corporation ("Lakeland") and registered bank holding company for Lakeland Savings Bank ("Bank").

                           BACKGROUND

     1. Valley, Lakeland, the Bank and Valley National Bank ("VNB"), a wholly-owned subsidiary of Valley, as of the date hereof, have executed a letter of intent (the "Letter Agreement") pursuant to which the parties will negotiate a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which Valley will acquire Lakeland through a merger of Lakeland with and into Valley (the "Merger").

     2. As an inducement to Valley to enter into the letter of intent and negotiate the Merger Agreement and in consideration for such entry and negotiation, Lakeland desires to grant to Valley an option to purchase authorized but unissued shares of common stock of Lakeland in an amount and on the terms and conditions hereinafter set forth.

                            AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and in letter of intent and in any definitive Merger Agreement, Valley and Lakeland, intending to be legally bound hereby, agree:

     1. GRANT OF OPTION. Lakeland hereby grants to Valley the option to purchase 1,250,000 shares of common stock, $0.10 par value (the "Common Stock") of Lakeland at an exercise price of $21.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

     2. EXERCISE OF OPTION. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time in accordance with the terms and conditions hereof.

     The term "Triggering Event" means the occurrence of any of the following events:

     A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

          a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

          b. enters into a written letter of intent or an agreement with Lakeland pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Lakeland, (ii) acquire all or a significant portion of the assets or liabilities of Lakeland, or
(iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 10% or more of the then outstanding shares of Common Stock;

          c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Lakeland or any other business combination involving Lakeland, or
(ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Lakeland called to vote on the Merger and Lakeland stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

          d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Lakeland willfully takes any action in any manner which would materially interfere with its desire or ability to enter into a definitive Merger Agreement or its ability to consummate the Merger or materially reduce the value of the transaction to Valley.

     The term "Triggering Event" also means the taking of any direct or indirect action by Lakeland or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Lakeland Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Lakeland, or a sale of shares of Lakeland Common Stock or any significant portion of its assets or liabilities.

     The term "significant portion" means 25% of the assets or liabilities of Lakeland.

     "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Lakeland or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Lakeland to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     Lakeland shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Lakeland shall not be a condition to the right of Valley to exercise the Option. Lakeland will not take any action which would have the effect of preventing or disabling Lakeland from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

     In the event Valley wishes to exercise the Option, Valley shall send a written notice to Lakeland (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

     3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder (a) Valley will make payment to Lakeland of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Lakeland, (b) Lakeland will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Lakeland, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

          The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Lakeland Financial Corporation, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

     4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Lakeland shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as Valley shall specify in its request, and Lakeland shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Valley shall in no event have the right to have more than one such registration statement become effective.

     In connection with such filing, Lakeland shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Lakeland in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Lakeland and blue sky fees and expenses shall be paid by Valley. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Lakeland shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Lakeland or alleged untrue statement with respect to Lakeland of any material fact with respect to Lakeland contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Lakeland required to be stated therein or necessary to make the statements therein with respect to Lakeland not misleading; and Lakeland will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Lakeland will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof. Valley will indemnify and hold harmless Lakeland to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse Lakeland for any legal or other expense reasonably incurred by Lakeland in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Lakeland with another entity, or in the event any sale of all or substantially all of the assets of Lakeland shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

     6. FILINGS AND CONSENTS. Each of Valley and Lakeland will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Lakeland agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

     7. REPRESENTATIONS AND WARRANTIES OF LAKELAND. Lakeland hereby represents and warrants to Valley as follows:

          a. DUE AUTHORIZATION. Lakeland has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Lakeland.

          b. AUTHORIZED SHARES. Lakeland has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          c. NO CONFLICTS. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Lakeland or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Lakeland.

     8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Lakeland for a breach of this Agreement.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     10. ASSIGNMENT OR TRANSFER. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     11. AMENDMENT OF AGREEMENT. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to Valley:

          Valley National Bancorp
          1445 Valley Road
          Wayne, New Jersey  07470
          Attn.:  Gerald H. Lipkin
                  Chairman and Chief Executive Officer

     With a copy to:

          Pitney, Hardin, Kipp & Szuch
          200 Campus Drive
          Florham Park, New Jersey  07932-0950

          P.O. Box 1945
          Morristown, New Jersey  07962-1945
          Attn.:  Ronald H. Janis, Esq.

     If to Lakeland:

          Lakeland First Financial Group, Inc.
          250 Route 10
          Succasunna, NJ  07876
          Attn.: Michael Halpin
                 President and Chief Executive Officer

     With a copy to:

          Malizia, Spidi, Sloane and Fisch, P.C.
          1301 K Street, N.W.
          Suite 700 East
          Washington, D.C.  20005
          Attn.:  John J. Spidi, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     15. CAPTIONS. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     16. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

     17. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder only to an affiliate of Valley.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. TERMINATION. In the event no definitive Merger Agreement is entered into, then this Agreement shall expire upon termination of the Letter Agreement unless a Triggering Event has occurred prior to such termination date, in which case this Agreement shall not terminate until 12 months following such termination. In the event a definitive Merger Agreement is entered into by the parties hereto, this Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until 12 months following the date of the termination of the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                              LAKELAND FIRST FINANCIAL GROUP,
                              INC.

                              By: MICHAEL HALPIN
                                  -------------------------
                                  Michael Halpin
                                  President and
                                  Chief Executive Officer

                              VALLEY NATIONAL BANCORP

                              By: GERALD H. LIPKIN
                                  -------------------------
                                  Gerald H. Lipkin
                                  Chairman and
                                  Chief Executive Officer

                                                                 ANNEX D

                      VALLEY NATIONAL BANCORP
                         1445 VALLEY ROAD
                    WAYNE, NEW JERSEY  07474-0558


                                      As of February 27, 1995


Mr. Michael Halpin
President and CEO
Lakeland First Financial

Dear Mike:

          This letter will acknowledge the intentions of Valley National Bank regarding Lakeland employees and benefits. This letter replaces and supersedes my letter to you dated February 23, 1995. This letter does not supersede or overrule any provision of the Agreement and Plan of Merger, dated as of February 27, 1995, among Valley National Bancorp, Valley National Bank, Lakeland First Financial Group, Inc. and Lakeland Savings Bank.

          Valley National Bank will provide eligible, actively employed Lakeland employees who join Valley National Bank with the same Valley National Bank benefits plans coverage under which VNB employees participate under the terms and conditions as required by VNB plan contracts. Specific Valley benefit plans, as described in the attached Valley employees handbooks, include but are not limited to, medical, dental and disability plans, pension and 401(K) plans, vacation and paid personal days and sick days. Lakeland employees will retain their date of employment with Lakeland for purposes of calculating Valley National Bank employee seniority and eligibility for VNB benefit plans.

          Lakeland employees will be eligible to participate in the VNB 401(K) and Retirement plans as soon as feasible after the date of merger assuming all legal and financial requirements of the Valley National and Lakeland Retirement plans are satisfactory and complete. Lakeland employees will receive full eligible credit, sick leave accrual and vesting for prior pension services under the Lakeland Retirement plan when merged into the Valley Retirement Plan. Valley National Bank maintains the sole right to determine the terms and conditions of VNB benefit plans for service after the Effective Time of the Merger, but in no event shall such benefits, in the aggregate, be less than those applicable to Lakeland prior to the Merger.

          Any Lakeland or Bank employee relocated as a result of departmental consolidations following the Effective Time into a location, other than that of an acquired Lakeland office or facility, shall be given, on a priority basis, the opportunity to accept a job posting position to relocate to a Lakeland office or facility at the salary and position so posted. Valley National Bank will offer the same severance arrangements to Lakeland employees as prior Valley mergers, a copy of which is attached.

          Valley, consistent with Lakeland's past practice, shall provide each Director of Lakeland who continues as or becomes a retired Director of Lakeland, with supplemental medical insurance which supplements their coverage under Medicare. Any Director or retired Director who is not 65 years of age shall be provided a supplementary medical insurance policy or a primary medical insurance policy until age 65 at which time the supplementary policy will apply. Valley will also continue the Lakeland Directors Post Retirement Plan as outlined in Lakeland's 1994 Proxy.

          This letter is a statement of Valley's intentions.
This letter does not grant, and shall not be construed as granting, rights of enforcement to any current or prior director, officer or employee of Lakeland. Without limiting the foregoing, Valley does not hereby make any promise of future employment to any person.



                                      GERALD H. LIPKIN
                                      ---------------------------
                                      Gerald H. Lipkin
                                      Chairman of the Board &
                                      Chief Executive Officer

                                  PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                    Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of
Article VI.

                    The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                    With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                    The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                    A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                   Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

                    A director or officer of the Corporation shall not be
               personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                    Any repeal or modification of the foregoing
               paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.


      Item 21.

      Exhibit No.       Description
      -----------       -----------


A.    2(a)*             Amended and Restated Agreement and Plan of Merger,
                        dated as of April 21, 1995, by and among Valley
                        National Bancorp, Valley National Bank, Lakeland
                        First Financial Group, Inc. and Lakeland Savings
                        Bank (included as Annex A to the Proxy
                        Statement/Prospectus).

      2(b)* Stock Option Agreement, dated January 26, 1995, by and between Valley National Bancorp and Lakeland First Financial Group, Inc. (included as Annex C to the Proxy Statement/Prospectus).

      5*** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

      8*** Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

      10(a)** "Employment Agreements" dated June 6, 1986 between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh, are hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1992.

      10(b)** "The Valley National Bancorp Long-Term Stock Incentive Plan" dated January 18, 1994, is hereby incorporated by reference from the Registrant's Notice of Annual Meeting of Shareholders and Proxy dated March 1, 1994.

      10(c)** "Warrant Agreement" by and between Valley National Bancorp and Valley National Bank, Trust Department governing the terms of 450,000 warrants to purchase Valley National Bancorp common stock dated as of December 31, 1990, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1990.

      10(d)** Amendment to "Employment Agreements" between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh dated December 10, 1991, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

      10(e)** "Employment Agreement" dated December 10, 1991 between Valley National Bancorp, Valley National Bank and Peter Southway, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

      10(f)** "Severance Agreements" dated August 17, 1994 between Valley National Bancorp, Valley National Bank, and Gerald H. Lipkin, Peter Southway, and Sam P. Pinyuh, is hereby incorporated by reference from the Registrant's Registration Statement (No. 33-55765) on Form S-4 filed on October 4, 1994 in connection with the merger of the Registrant with Rock Financial Corporation.

      23(a)*** Consent of KPMG Peat Marwick LLP with respect to Valley National Bancorp

      23(b)*** Consent of Stephen P. Radics & Co. with respect to Lakeland First Financial Group, Inc.

      23(c)*** Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

      23(d)***          Consent of Hopper Soliday & Co., Inc.

      24 Powers of Attorney of directors of Valley National Bancorp, in favor of Gerald Lipkin and/or Peter Southway.

      99 Form of Proxy Card for Special Meeting of Stockholders of Lakeland First Financial Group, Inc.

C.    4(b)*             Fairness Opinion of Hopper Soliday & Co., Inc.
                        (included as Annex B to the Proxy
                        Statement/Prospectus).

___________________________________
*      Included elsewhere in this registration statement.
**     Incorporated by Reference from other filed documents, as
       indicated.
***    Previously filed.

Item 22.  Undertakings

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 25th day of April, 1995.


                                             VALLEY NATIONAL BANCORP



                                             By:GERALD H. LIPKIN
                                                --------------------------
                                                Gerald H. Lipkin,
                                                Chairman & Chief Executive
                                                  Officer


                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                  Title               Date
        ---------                  -----               ----


 GERALD H. LIPKIN          Chairman of the Board  April 25, 1995
 ------------------------- and Director (Chief
 Gerald H. Lipkin          Executive Officer)

 PETER SOUTHWAY            President and Chief    April 25, 1995
 ------------------------- Operating Officer
 Peter Southway            (Principal Financial
                           Officer) and Director

 ALAN D. ESKOW             Corporate Secretary    April 25, 1995
 ------------------------- and Senior Vice
 Alan D. Eskow             President (Principal
                           Accounting Officer)


         *                        Director        April 25, 1995
 ---------------------------
 Andrew B. Abramson

         *                        Director        April 25, 1995
 ---------------------------
 Pamela Bronander

         *                        Director        April 25, 1995
 ---------------------------
 Joseph Coccia, Jr.


         *                        Director        April 25, 1995
 ---------------------------
 Austin C. Drukker


         *                        Director        April 25, 1995
 ---------------------------
 Thomas P. Infusino

         *                        Director        April 25, 1995
 ---------------------------
 Gerald Korde


         *                        Director        April 25, 1995
 ---------------------------
 Robert L. Marcalus


         *                        Director        April 25, 1995
 ---------------------------
 Robert E. McEntee

         *                        Director        April 25, 1995
 ---------------------------
 Sam P. Pinyuh


         *                        Director        April 25, 1995
 ---------------------------
 Robert Rachesky


         *                        Director        April 25, 1995
 ---------------------------
 Barnett Rukin


         *                        Director        April 25, 1995
 ---------------------------
 Richard F. Tice

         *                        Director        April 25, 1995
 ---------------------------
 Leonard Vorcheimer


         *                        Director        April 25, 1995
 ---------------------------
 Joseph L. Vozza


 GERALD H. LIPKIN
 ____________________________
 * By Gerald H. Lipkin,
     Attorney-in-fact


                                   INDEX TO EXHIBITS


Exhibit No.                     Description
- -----------                     -----------

2(a)* Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1995, by and among Valley National Bancorp, Valley National Bank, Lakeland First Financial Group, Inc. and Lakeland Savings Bank (included as Annex A to the Proxy Statement/Prospectus).

2(b)* Stock Option Agreement, dated January 26, 1995, by and between Valley National Bancorp and Lakeland First Financial Group, Inc. (included as Annex C to the Proxy Statement/Prospectus).

5*** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8*** Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

10(a)** "Employment Agreements" dated June 6, 1986 between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh, are hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1992.

10(b)** "The Valley National Bancorp Long-Term Stock Incentive Plan" dated January 18, 1994, is hereby incorporated by reference from the Registrant's Notice of Annual Meeting of Shareholders and Proxy dated March 1, 1994.

10(c)** "Warrant Agreement" by and between Valley National Bancorp and Valley National Bank, Trust Department governing the terms of 450,000 warrants to purchase Valley National Bancorp common stock dated as of December 31, 1990, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1990.

10(d)** Amendment to "Employment Agreements" between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh dated December 10, 1991, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

10(e)** "Employment Agreement" dated December 10, 1991 between Valley National Bancorp, Valley National Bank and Peter Southway, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

10(f)** "Severance Agreements" dated August 17, 1994 between Valley National Bancorp, Valley National Bank, and Gerald H. Lipkin, Peter Southway, and Sam P. Pinyuh, is hereby incorporated by reference from the Registrant's Registration Statement (No. 33-55765) on Form S-4 filed on October 4, 1994 in connection with the merger of the Registrant with Rock Financial Corporation.

23(a)***                 Consent of KPMG Peat Marwick LLP with respect to
                         Valley National Bancorp

23(b)*** Consent of Stephen P. Radics & Co. with respect to Lakeland First Financial Group, Inc.

23(c)*** Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)***                 Consent of Hopper Soliday & Co., Inc.

24 Powers of Attorney of directors of Valley National Bancorp, in favor of Gerald Lipkin and/or Peter Southway.

99 Form of Proxy Card for Special Meeting of Stockholders of Lakeland First Financial Group, Inc.

4(b)* Fairness Opinion of Hopper Soliday & Co., Inc. (included as Annex B to the Proxy
                         Statement/Prospectus).

___________________________________
*       Included elsewhere in this registration statement.
**      Incorporated by Reference from other filed documents, as indicated.
***     Previously filed.